Exhibit 2.1

AMENDMENT NO. 2 TO THE BUSINESS COMBINATION AGREEMENT

This AMENDMENT NO. 2 (this “Amendment”), dated as of December 16, 2017, to the Business Combination Agreement, dated as of October 17, 2017 (the “BCA”), as amended by Amendment No. 1, dated as of November 21, 2017 (“Amendment No. 1”), by and among Impax Laboratories, Inc., a Delaware corporation (“Impax”), Atlas Holdings, Inc., a Delaware corporation and a wholly-owned Subsidiary of Impax (“Holdco”), K2 Merger Sub Corporation, a Delaware corporation and a wholly-owned Subsidiary of Holdco (“Merger Sub”), and Amneal Pharmaceuticals LLC, a Delaware limited liability company (“Amneal”), is made and entered into by and among Impax, Holdco, Merger Sub and Amneal. Capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the BCA.

RECITALS

WHEREAS, Impax, Holdco, Merger Sub and Amneal entered into the BCA on October 17, 2017 and Amendment No. 1 thereto on November 21, 2017;

WHEREAS, Section 9.12 of the BCA, as amended by Amendment No. 1, provides that the parties may amend the BCA at any time before or after receipt of the Impax Stockholder Approval;

WHEREAS, each of Impax, Holdco, Merger Sub and Amneal desires to amend certain terms of the BCA, as amended by Amendment No. 1, as set forth in this Amendment; and

WHEREAS, the respective boards of directors or other governing body of each of Impax, Holdco, Merger Sub and Amneal have approved the transactions contemplated by the BCA on the terms and subject to the conditions set forth in the BCA, as amended by Amendment No. 1 and this Amendment, and have approved and declared advisable the BCA, as amended by Amendment No. 1 and this Amendment.

AGREEMENT

NOW, THEREFORE, in consideration of the premises contained herein, the parties hereto hereby agree as follows:

1. Stockholders Agreement. The form of the Amended and Restated Stockholders Agreement entered into on November 21, 2017, by and among Holdco, Amneal Pharmaceuticals Holding Company, LLC, AP Class D Member, LLC, AP Class E Member, LLC, AH PPU Management, LLC (the “A&R Stockholders Agreement”), which is Exhibit I to the BCA, as amended by Amendment No. 1, is replaced in its entirety with the form of the Second Amended and Restated Stockholders Agreement by and among Holdco, Amneal Pharmaceuticals Holding Company, LLC, AP Class D Member, LLC, AP Class E Member, LLC, and AH PPU Management, LLC attached hereto as Annex A.

2. Form of Amended and Restated Holdco Bylaws. The form of the amended and restated bylaws of Holdco (the “Amended and Restated Holdco Bylaws”), which is Exhibit B to the BCA, is replaced in its entirety with the form attached hereto as Annex B.

3. Interpretation; Construction. The fourth sentence of Section 9.04 of the BCA, as amended by Amendment No. 1, is hereby amended and replaced in its entirety with the following:

“The words ‘hereof’, ‘herein’ and ‘hereunder’ and words of similar import when used in this Agreement shall, from and after the date of this Amendment, refer to this Agreement, as amended by Amendment No. 1 and this Amendment, as a whole and not to any particular provision of this Agreement. Each reference herein to ‘the date of this Amendment’ shall refer to the date set forth above and each reference to the ‘date of this Agreement’, the ‘date hereof’, ‘concurrently with the execution and delivery of this Agreement’ and similar references shall refer to October 17, 2017.”

4. Confirmation of BCA. Other than as expressly modified pursuant to this Amendment, all of the terms, covenants and other provisions of the BCA, as amended by Amendment No. 1, are hereby ratified and confirmed and shall continue to be in full force and effect in accordance with their respective terms.

5. Counterparts. This Amendment may be executed in any number of counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute one and the same agreement.

6. General Provisions. The provisions of Article IX of the BCA shall apply mutatis mutandis to this Amendment, and to the BCA as modified by Amendment No. 1 and this Amendment, taken together as a single agreement, reflecting the terms therein as modified by Amendment No. 1 and this Amendment.

[Signature Page Follows]

IN WITNESS WHEREOF, this Amendment has been duly executed and delivered by the duly authorized officers of the parties hereto as of the date first written above.

IMPAX LABORATORIES, INC.

By:	/s/ Paul M. Bisaro
Name:	Paul M. Bisaro
Title:	Chief Executive Officer and President

K2 MERGER SUB CORPORATION

By:	/s/ Paul M. Bisaro
Name:	Paul M. Bisaro
Title:	Chief Executive Officer and President

ATLAS HOLDINGS, INC.

By:	/s/ Paul M. Bisaro
Name:	Paul M. Bisaro
Title:	Chief Executive Officer and President

AMNEAL PHARMACEUTICALS, LLC

By:	/s/ Chintu Patel
Name: Chintu Patel
Title: Manager

By:	/s/ Chirag Patel
Name: Chirag Patel
Title: Manager

By:	/s/ Tushar Patel
Name: Tushar Patel
Title: Manager

By:	/s/ Gautam Patel
Name: Gautam Patel
Title: Manager

ANNEX A

SECOND AMENDED AND RESTATED

STOCKHOLDERS AGREEMENT

DATED AS OF

DECEMBER 16, 2017

BY AND AMONG

AMNEAL GROUP (AS DEFINED HEREIN)

AND

ATLAS HOLDINGS, INC.

i

TABLE OF CONTENTS

(continued)

ii

SECOND AMENDED AND RESTATED STOCKHOLDERS AGREEMENT

SECOND AMENDED AND RESTATED STOCKHOLDERS AGREEMENT, dated December 16, 2017 (this “Agreement”), by and among Amneal Pharmaceuticals Holding Company, LLC, a Delaware limited liability company, AP Class D Member, LLC, a Delaware limited liability company, AP Class E Member, LLC, a Delaware limited liability company, AH PPU Management, LLC, a Delaware limited liability company, and Atlas Holdings, Inc., a Delaware corporation (the “Company”).

W I T N E S S E T H:

WHEREAS, the Parties previously entered into that certain Stockholders Agreement, dated October 17, 2017, as amended and restated by the Parties pursuant to the Amended and Restated Stockholders Agreement, dated November 21, 2017 (the “Prior Agreement”), and the Parties desire to amend and restate the Prior Agreement in the form of this Agreement;

WHEREAS, the Company is party to that certain Business Combination Agreement, dated October 17, 2017 (the “Transaction Agreement”), by and among the Company, Impax Laboratories, Inc. (“Impax”), K2 Merger Sub Corporation and Amneal Pharmaceuticals LLC;

WHEREAS, in connection with the consummation (the “Closing”) of the transactions contemplated by the Transaction Agreement (collectively, the “Transactions”), each Amneal Group Member will enter into the Third Amended and Restated Limited Liability Company Operating Agreement (the “Amneal Pharmaceuticals LLC Agreement”) of Amneal Pharmaceuticals LLC, and the Company will be admitted as the managing member of Amneal Pharmaceuticals LLC;

WHEREAS, in connection with the Closing, Amneal Group will receive (i) common units in Amneal Pharmaceuticals LLC (as reflected in Schedule 1 to the Amneal Pharmaceuticals LLC Agreement) which may be exchanged from time to time in accordance with the terms of the Amneal Pharmaceuticals LLC Agreement for either cash or shares of Class A common stock of the Company, par value $0.01 per share (“Class A Common Stock”), or Class B-1 common stock of the Company, par value $0.01 per share (“Class B-1 Common Stock”), and (ii) shares of Class B common stock of the Company, par value $0.01 per share (“Class B Common Stock” and together with the Class A Common Stock and Class B-1 Common Stock, the “Company Common Stock”); and

WHEREAS, the Company Board (as hereinafter defined) has approved the Transactions and the acquisition by Amneal Group of common units in Amneal Pharmaceuticals LLC and shares of Company Common Stock in connection therewith for all purposes under Section 203 of the General Corporation Law of the State of Delaware; and

WHEREAS, the Amneal Group Members and the Company desire to enter into this Agreement in order to, inter alia, (i) set forth certain of their rights, duties and obligations as a result of the Transactions; (ii) provide for the management, operation and governance of the Company; and (iii) set forth restrictions on certain activities in respect of the Company Common Stock, corporate governance, and other related corporate matters.

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the Parties hereby agree that the Prior Agreement is hereby amended and restated in its entirety as follows:

ARTICLE I

DEFINITIONS

1.1 Certain Definitions. For purposes of this Agreement, the following terms shall have the meanings specified in this Section 1.1:

“Action” means any demand, action, claim, dispute, suit, countersuit, arbitration, inquiry, proceeding or investigation by or before any federal, state, local, foreign or international Governmental Entity or any arbitration or mediation tribunal.

“Affiliate” means, as to any Person, any other Person which, directly or indirectly, controls, or is controlled by, or is under common control with, such Person; provided, however, that no Amneal Group Member or any of its Affiliates (other than the Company and its Subsidiaries) shall be deemed to be an Affiliate of the Company or any of its Subsidiaries for purposes of this Agreement, and neither the Company nor any of its Subsidiaries shall be deemed to be an Affiliate of any Amneal Group Member or any of its Subsidiaries (other than the Company and its Subsidiaries) for purposes of this Agreement. As used in this definition, “control” (including with correlative meanings, “controlled by” and “under common control with”) means possession, directly or indirectly, of power to direct or cause the direction of management or policies (whether through ownership of voting securities, by contract or otherwise). For the avoidance of doubt, the Affiliates of Amneal Holdings, LLC shall include each of Chirag Patel, Chintu Patel, Gautam Patel and Tushar Patel.

“Amneal Group” means, collectively, Amneal Pharmaceuticals Holding Company, LLC, AP Class D Member, LLC, AP Class E Member, LLC, AH PPU Management, LLC, and any of their respective Affiliates, successors and permitted assigns to which any shares of Company Common Stock have been Transferred in accordance with Section 4.1(b)(i)(E), Section 4.1(b)(i)(F) or Section 4.1(c) (each such Person shall be referred to as an “Amneal Group Member”). Immediately following the Closing, each Amneal Group Member as of the date of this Agreement shall transfer the Amneal Units received by it in connection with the Closing to the Amneal Group Representative, and the Amneal Group Representative shall be assigned all of the rights and obligations of Amneal Group under this Agreement.

“Amneal Group Representative” means Amneal Holdings, LLC, a Delaware limited liability company, or such other designee selected by Amneal Group Members holding a majority of the shares of Company Common Stock beneficially owned by Amneal Group.

“Amneal Units” means Common Units (as defined in the Amneal Pharmaceuticals LLC Agreement).

“beneficially own” means, with respect to Company Common Stock, having the power to vote or direct the vote of shares of Company Common Stock. The terms “beneficial owner” and

“beneficial ownership” shall have correlative meanings. “Business Day” means a day, other than Saturday, Sunday or other day on which commercial banks in the County of New York, New York are authorized or required by applicable Law to close.

“Charter” means the Amended and Restated Certificate of Incorporation of the Company, as amended from time to time.

“Company Board” means the board of directors of the Company.

“Company Group” means the Company, each Subsidiary of the Company from and after the Closing (in each case so long as such Subsidiary remains a Subsidiary of the Company) and each other Person that is controlled either directly or indirectly by the Company following the Closing (in each case for so long as such Person continues to be controlled either directly or indirectly by the Company).

“Company Independent Director” means each director of the Company who (i) is an Independent Director; (ii) is not an Amneal Designee; (iii) is not a current or former (x) member of the board of directors of any Amneal Group Member or any of its Affiliates or (y) officer or employee of any member of any Amneal Group Member or any of its Affiliates; (iv) does not have and has not had any other material relationship with any member of Amneal Group that a reasonable person would conclude could interfere with the exercise of independent judgment in carrying out director responsibilities; and (v) is designated by the Conflicts Committee as a Company Independent Director.

“Company Sale” means (a) a merger, share exchange, consolidation, recapitalization or similar transaction resulting, directly or indirectly, in more than 50% of the total number of shares of outstanding Company Common Stock being beneficially owned after such transaction by any Person or group of Persons other than the Amneal Group or (b) a sale of all or substantially all of the assets of the Company.

“Company Securities” means (i) the Company Common Stock, (ii) any preferred stock of the Company, (iii) any other common stock issued by the Company and (iv) any securities convertible into or exchangeable for, or options, warrants or other rights to acquire, Company Common Stock or any other common or preferred stock issued by the Company.

“Compensation Committee” means the Compensation Committee of the Company Board.

“Executive Event” means the failure of Robert A. Stewart to be serving as Chief Executive Officer of Amneal Pharmaceuticals LLC as of immediately prior to the Closing, including by reason of his death, resignation, retirement, disqualification, removal from office or other cause.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, together with the rules and regulations promulgated thereunder.

“Governmental Entity” means any United States federal, state or local, or foreign, international or supranational, government, court or tribunal, or administrative, executive, governmental or regulatory or self-regulatory body, agency or authority thereof.

“Group” means Amneal Group or the Company Group, as the context requires.

“Independent Director” means a director who is independent under NYSE listing rules.

“Information” means information, whether or not patentable or copyrightable, in written, oral, electronic or other tangible or intangible forms, stored in any medium, including studies, reports, records, books, contracts, instruments, surveys, discoveries, ideas, concepts, know-how, techniques, designs, specifications, drawings, blueprints, diagrams, models, prototypes, samples, flow charts, data, computer data, disks, diskettes, tapes, computer programs or other Software, marketing plans, customer names, communications by or to attorneys (including attorney-client privileged communications), memoranda and other materials prepared by attorneys or under their direction (including attorney work product), and other technical, financial, employee or business information or data.

“Law” means any federal, state or local law (statutory, common or otherwise), constitution, treaty, convention, ordinance, code, rule, regulation, order, injunction, judgment, decree, ruling or other similar requirement enacted, adopted, promulgated or applied by a Governmental Entity.

“Liabilities” means any debt, loss, damage, adverse claim, liability or obligation of any Person (whether direct or indirect, known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, or due or to become due, and whether in contract, tort, strict liability or otherwise), and including all costs and expenses relating thereto.

“Nominating Committee” means the Nominating Committee of the Company Board.

“NYSE” means the New York Stock Exchange, or such other stock exchange or securities market on which shares of Class A Common Stock are at any time listed or quoted.

“Other Stockholder” means a holder of Company Common Stock that is not an Amneal Group Member.

“Parties” means each Amneal Group Member and the Company, and each a “Party”.

“Person” means an individual, corporation, partnership, joint venture, association, trust, unincorporated organization, limited liability company or governmental or other entity.

“Pro Rata Portion” means, with respect to Amneal Group, on any issuance date for Company Securities, the number of Company Securities equal to the product of (i) the total number of Company Securities to be issued by the Company on such date and (ii) the fraction determined by dividing (x) the number of shares of Company Common Stock beneficially owned by Amneal Group immediately prior to such issuance by (y) the total number of shares of Company Common Stock outstanding immediately prior to such issuance.

“Registrable Shares” means, at any time, the shares of Class A Common Stock that are beneficially owned by an Amneal Group Member and the shares of Class A Common Stock issuable upon a Redemption (as defined in the Amneal Pharmaceuticals LLC Agreement) of

Amneal Units held by any Amneal Group Member, excluding any such shares of Class A Common Stock that have, after the date hereof, been Transferred pursuant to a registration statement under, and in compliance with the requirements of, the Securities Act.

“Related Party Transaction” means any transaction between any member of the Company Group, on the one hand, and any Amneal Group Member, or any director, officer, employee or “associate” (as defined in Rule 12b-2 promulgated under the Exchange Act) of any Amneal Group Member, on the other hand.

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, together with the rules and regulations promulgated thereunder.

“Software” means the object and source code versions of computer programs and associated documentation, training materials and configurations to use and modify such programs, including programmer, administrator, end user and other documentation.

“Subsidiary” means, with respect to any Person, another Person, an amount of the voting securities or other voting ownership interests of which is sufficient, together with any contractual rights, to elect at least a majority of its board of directors or other governing body (or, if there are no such voting interests, 50% or more of the equity interests of which) is owned directly or indirectly by such first Person; provided, however, that neither the Company nor any of its Subsidiaries shall be deemed to be a Subsidiary of any Amneal Group Member or any of its Subsidiaries for purposes of this Agreement. For the avoidance of doubt, immediately following the Closing, Amneal Pharmaceuticals LLC shall be a Subsidiary of the Company.

“Tax” has the meaning ascribed thereto in the Transaction Agreement.

“Taxable Transaction” means any transaction (whether a merger, sale of assets, sale of securities, distribution, dividend, liquidation, dissolution, recapitalization, consolidation, reorganization, combination or other transaction) following the Closing which involves the Company or any of its Subsidiaries (including, for the avoidance of doubt, Amneal Pharmaceuticals LLC) and would reasonably be expected to result in the recognition of $40,000,000 or more of taxable income or gain for U.S. federal income tax purposes by the Amneal Group (other than (a) any such transaction in which the consideration to be received by each Amneal Group Member in respect of its Amneal Units consists solely of cash or (b) a Redemption or Direct Exchange in accordance with Article XI of the Amneal Pharmaceuticals LLC Agreement).

“TPG” means TPG Improv Holdings, L.P., a Delaware limited partnership.

“TRA Acceleration Event” means an early termination or acceleration pursuant to Section 4.1 of the Tax Receivable Agreement.

“Transaction Documents” means, collectively, this Agreement, the Transaction Agreement and the other Ancillary Agreements (as defined in the Transaction Agreement).

“Transfer” means, directly or indirectly (whether by merger, operation of law or otherwise), to sell, transfer, assign or otherwise dispose of or encumber (other than as security in connection with any bona fide loan or financing transaction) any direct or indirect economic, voting or other rights in or to any Company Common Stock, including by means of (i) the Transfer of an interest in a Person that directly or indirectly holds such Company Common Stock or (ii) a hedge, swap or other derivative.

“Trigger Date” means the first date on which Amneal Group ceases to beneficially own at least ten percent (10%) of the outstanding shares of the Company Common Stock.

“underwritten offering” means an offering in which Securities of the Company are sold to one or more underwriters (as defined in Section 2(a)(11) of the Securities Act) for resale to the public.

1.2 Other Terms. For purposes of this Agreement, the following terms have the meanings set forth in the sections indicated.

Term	Section
Agreement	Preamble
Amneal Confidential Information	7.2(b)
Amneal Designee	3.2(a)
Amneal Directors	3.1(a)(i)
Amneal Group Representative	Preamble
Amneal Law Firms	7.11(b)
Amneal Pharmaceuticals LLC	Recitals
Amneal Pharmaceuticals LLC Agreement	Recitals
Blackout Period	5.2
Board Expansion Right	3.1(c)
Claim Notice	5.9(a)
Claims	5.8(a)
Class A Common Stock	Recitals
Class B Common Stock	Recitals
Class B-1 Common Stock	Recitals
Closing	Recitals
Company	Preamble
Company-Assisted PIPE Transaction	5.3(e)
Company Common Stock	Recitals
Company Confidential Information	7.2(a)
Conflicts Committee Charter	3.3(c)
Counsel	5.5(a)(i)
Demand Underwritten Offering	5.3(a)(i)
Effective Period	5.5(a)(iii)
Excluded Securities	4.3(a)
Exiting Amneal Director	3.1(d)
Form S-4 Registration Statement	5.1
Immediately Tradeable Shares	4.1(b)(i)(G)
Impax	Recitals

Term	Section
Impax CEO Director	3.1(a)
Impax Law Firms	7.11(a)
Indemnifying Party	5.10(a)
Issuance Notice	4.3(b)
Lockup Period	4.1(b)(i)
Non-Amneal Directors	3.1(a)(ii)
Observer	3.1(c)
Ownership Threshold	3.1(c)
Participating Amneal Member	5.3(a)
Piggyback Registration	5.4(a)
Piggyback Registration Notice	5.4(a)
Piggyback Registration Statement	5.4(a)
PIPE Transaction	4.1(b)(ii)(C)
Privilege	6.6
Privileged Amneal Communications	7.11(b)
Privileged Impax Communications	7.11(a)
Qualifying Investor	3.1(c)
Representatives	7.2(a)
Required Amneal Group Member Information	5.6(a)
Rule 415 Limitation	6.1(a)
Shelf Registration Statement	5.1
Transaction Agreement	Recitals
Transactions	Recitals

ARTICLE II

TERM

2.1 Term and Termination. This Agreement is effective as of the Closing (other than with respect to Section 5.1, which shall be effective as of the date hereof) and shall terminate automatically on the earlier of (i) the termination of the Transaction Agreement pursuant to Article VIII thereof and (ii) the Trigger Date. Notwithstanding the foregoing, (a) the provisions of Article VI (other than Section 6.1) and Article VII (other than Section 7.13) shall survive the termination of this Agreement and (b) the provisions of Article V shall survive the termination of this Agreement until the first (1st) anniversary of the Trigger Date. Notwithstanding the foregoing, in the event any Amneal Group Member assigns its rights and obligations under Article V to the purchaser of any Registrable Shares in connection with a PIPE Transaction (for the avoidance of doubt, not including any Transfer described in clauses (C) through (F) of Section 4.1(b)(i), whether or not such Transfer occurs prior to the end of the Lockup Period), such purchaser’s rights under Article V shall survive for one (1) year following the date of such Transfer (provided, that such securities may be sold without restriction under Rule 144 at such time).

ARTICLE III

CORPORATE GOVERNANCE MATTERS

3.1 Board Composition.

(a) Subject to Section 3.1(c), until the Trigger Date, the Company Board shall consist of no more than thirteen (13) directors (or, in the event that an Executive Event has occurred, eleven (11) directors). Immediately following the Closing, the Company Board shall be comprised of (i) seven (7) directors (or, in the event that an Executive Event has occurred, six (6) directors) designated by the Amneal Group Representative prior to the Closing (collectively, with any of their successors designated in accordance with Section 3.2(a) and Section 3.2(b) hereof and any additional director designated by the Amneal Group Representative pursuant to Section 3.1(c), the “Amneal Directors”) and (ii) five (5) directors designated by Impax prior to the Closing, who shall be (A) the Chief Executive Officer of Impax immediately prior to the Closing (the “Impax CEO Director”) and (B) four (4) Company Independent Directors (selected by Impax from the Impax board of directors as of the date of the Transaction Agreement and including the chairman thereof) and (iii) if and only if an Executive Event has not occurred, Robert A. Stewart (the directors referred to in clauses (ii) and (iii) of this sentence, collectively with their successors and any additional directors appointed or designated in accordance with Section 3.2(c) and Section 3.2(e), being referred to herein as the “Non-Amneal Directors”).

(b) Immediately following the Closing, and for so long as Amneal Group has beneficial ownership of more than fifty percent (50%) of the outstanding shares of the Company Common Stock, (i) the Non-Amneal Directors shall have the right to designate the lead Independent Director of the Company Board, and (ii) the Amneal Directors shall have the right to designate the Co-Chairmen of the Company Board. Immediately following the Closing, the Co-Chairmen of the Company Board shall be Chirag Patel and Chintu Patel, and the lead Independent Director shall be Robert L. Burr.

(c) In the event that Amneal Group Transfers more than four percent (4%) of the outstanding shares of Company Common Stock to a Person or a group of Persons pursuant to a PIPE Transaction (such a Person or group of Persons, a “Qualifying Investor”) and, following such Transfer, Amneal Group continues to beneficially own more than fifty percent (50%) of the outstanding shares of the Company Common Stock, Amneal Group shall have a one-time right exercisable within one year following such transaction (the “Board Expansion Right”) to cause the Company to increase the size of the Company Board by two (2) directors and to fill the resulting vacancies with one new director designated by the Amneal Group Representative and one new director designated by such Qualifying Investor. To the extent requested by such Qualifying Investor, this Agreement shall be amended to provide such Qualifying Investor with the right to appoint a director to the Company Board for so long as such Qualifying Investor continues to beneficially own more than four percent (4%) of the outstanding shares of Company Common Stock (the “Ownership Threshold”). In addition to the foregoing, any Qualifying Investor may, for so long as it satisfies the Ownership Threshold and has not appointed a director to the Company Board, designate one (1) individual (an “Observer”) to attend all meetings of the Company Board and (subject to applicable listing requirements) any committee thereof in a non-voting, observer capacity subject to customary terms and conditions for a board observer; provided, however, that the Observer shall be reasonably acceptable to the Nominating Committee of the Company Board.

(d) In the event that Amneal Group Transfers more than five percent (5%) of the outstanding shares of Company Common Stock to a Qualifying Investor, and, immediately prior to or following such Transfer, Amneal Group beneficially owns less than fifty percent (50%) of the outstanding shares of the Company Common Stock (whether or not the Board Expansion Right pursuant to Section 3.1(c) has been exercised prior to such time), the Amneal Group Representative shall have a one-time right in connection with such transaction to cause the Company to replace any Exiting Amneal Director with a director designated by such Qualifying Investor. For purposes of this Section 3.1(d), an “Exiting Amneal Director” shall mean an Amneal Director that the Amneal Group Representative is no longer entitled to designate pursuant to Section 3.1(a) as a result of such Transfer. To the extent requested by such Qualifying Investor, this Agreement shall be amended to provide such Qualifying Investor with the right to appoint a director to the Company Board for so long as such Qualifying Investor continues to beneficially own more than five percent (5%) of the outstanding shares of Company Common Stock.

3.2 Director Nomination Rights.

(a) Until the Trigger Date and subject to Section 3.2(a)(ii), in connection with any annual or special meeting of the stockholders of the Company at which directors shall be elected, or any solicitation or submission of written consents having the same effect, the Nominating Committee shall nominate for election to the Company Board person(s) designated for nomination by the Amneal Group Representative (each person so designated, an “Amneal Designee”) in accordance with the following:

(i) if Amneal Group has beneficial ownership of more than fifty percent (50%) of the outstanding shares of the Company Common Stock, the Amneal Group Representative shall have the right to designate the lowest number of Amneal Designees that constitutes a majority of the total number of directors comprising the Company Board; and

(ii) if Amneal Group has beneficial ownership of ten percent (10%) or more, but fifty percent (50%) or less, of the outstanding shares of the Company Common Stock, the Amneal Group Representative shall have the right to designate a number of directors equal to the product of (x) the percentage of the shares of Company Common Stock beneficially owned by Amneal Group and (y) the total number of directors comprising the Company Board, rounded up to the nearest whole number (e.g., one and one quarter (1 1/4) directors shall be rounded up to two (2) directors); provided, that such rounding shall not result in the Amneal Group Representative having the right to designate a majority of the total number of directors comprising the Company Board when Amneal Group beneficially owns 50% or less of the outstanding shares of the Company Common Stock.

(b) Until the Trigger Date, the Amneal Group Representative shall have full authority and ability to designate any Amneal Designees, and the Company Board shall approve the nomination of any Amneal Designee. Subject to the requirements of applicable Law, the Amneal Group Representative shall have the exclusive right to remove any Amneal Directors from the Company Board. In the event any Amneal Designee is intended to qualify as an Independent Director on the Company Board, the Amneal Group Representative shall consult in good faith with the Company Board and solicit its input prior to making such designation. The Amneal Group Representative shall not designate any person to be an Amneal Designee (nor shall any Qualifying Investor be entitled to designate any person to be a director) who is unqualified under any applicable Law to serve as a director on the Company Board. For the avoidance of doubt, current or former employment of any Amneal Designee with an Amneal Group Member or any of its Subsidiaries or service by any such Amneal Designee on the board of directors of an Amneal Group Member or any of its Subsidiaries shall not, by itself, disqualify such individual from serving on the Company Board as an Amneal Designee.

(c) Subject to Section 3.1(d) and Section 4.1(d)(ii) and (iii), if at any time the number of Amneal Directors then serving on the Company Board is in excess of the number of Amneal Designees the Amneal Group Representative has the right to designate pursuant to Section 3.1(c) or Section 3.2(a), upon receipt of the written request of the Conflicts Committee, the Amneal Group Representative shall, and the Amneal Group shall take all actions reasonably necessary to cause a number of Amneal Directors equal to the excess to promptly tender his, her or their resignations from the Company Board (and from any committees or subcommittees thereof to which any such Amneal Director is then appointed or on which he or she is then serving) within sixty (60) days of such request; provided, however, that, if within such sixty (60) day period Amneal Group has regained its right to designate any such Amneal Director pursuant to Section 3.1(c), then such Amneal Director shall continue serving on the Company Board. Subject to Section 3.1(d), in the event that an Amneal Director shall cease to serve as a director pursuant to this Section 3.2(c), the Nominating Committee shall have the sole right to fill such vacancy or designate a person for nomination for election to the Company Board to fill such vacancy with a person who shall satisfy all the qualifications of a Company Independent Director, in each case. If at any time the number of Amneal Directors then serving on the Company Board is less than the number of Amneal Designees Amneal Group has the right to designate pursuant to Section 3.1(c) or Section 3.2(a), the Company Board and the Nominating Committee shall, at the request of the Amneal Group Representative, take all actions reasonably necessary to cause a number of Amneal Designees equal to such deficit to be appointed to the Company Board within sixty (60) days of such request.

(d) Until the Trigger Date, in the event that any Amneal Director shall cease to serve as a director for any reason other than pursuant to Section 3.2(c), the vacancy resulting therefrom shall be filled by the Company Board as promptly as reasonably practicable with a substitute Amneal Director selected by Amneal Group in accordance with the requirements for the designation of Amneal Designees pursuant to Section 3.2(b).

(e) From and after the Closing, in the event of a vacancy on the Company Board upon the death, resignation, retirement, disqualification, removal from office or other cause of any Non-Amneal Director (other than a director serving as Chief Executive Officer of the Company), the Nominating Committee shall have the sole right to fill such vacancy or designate a person for nomination for election to the Company Board to fill such vacancy, subject to the prior written consent of the Conflicts Committee, and such person shall satisfy all the qualifications of a Company Independent Director. The Nominating Committee shall take all actions necessary to cause the vacancy upon the death, resignation, retirement, disqualification, removal from office or other cause of a director serving as Chief Executive Officer of the Company to be filled by the successor Chief Executive Officer of the Company or to designate such person for nomination for election to the Company Board to fill such vacancy.

(f) The Nominating Committee shall nominate such number of Amneal Designees and such number of nominees to serve as Non-Amneal Directors as required to comply with the requirements of Section 3.1 hereof and this Section 3.2. The Company shall cause each person nominated by the Nominating Committee to be included in the slate of nominees recommended by the Company Board to holders of Company Common Stock for election (including at any special meeting of stockholders held for the election of directors). Seventy-five percent (75%) of the directors serving on the Nominating Committee shall be required to approve (i) a decision not to nominate any Initial Company Director for re-election to the Company Board at either of the first two annual meetings of stockholders of the Company following the Closing Date and (ii) until the third annual meeting of stockholders of the Company following the Closing Date, any change to the individuals serving as Chairman or Co-Chairmen of the Company Board (for the avoidance of doubt, the individuals initially serving as Chairman or Co-Chairman of the Company Board shall be Chirag Patel, Chintu Patel and, unless an Executive Event has occurred, Paul Bisaro).

3.3 Committees of the Company Board.

(a) Nominating Committee. For so long as Amneal Group has beneficial ownership of more than fifty percent (50%) of the outstanding shares of Company Common Stock, (i) the Nominating Committee shall consist of four (4) directors; (ii) the Amneal Group Representative shall have the right to designate two (2) of the directors to serve on the Nominating Committee; and (iii) the remaining directors on the Nominating Committee shall be designated by a majority of the Company Independent Directors then serving on the Company Board.

(b) Compensation Committee. For so long as Amneal Group has beneficial ownership of more than fifty percent (50%) of the outstanding shares of Company Common Stock, (i) the Compensation Committee shall consist of four (4) directors; (ii) the Amneal Group Representative shall have the right to designate two (2) of the directors to serve on the Compensation Committee; and (iii) the remaining directors on the Compensation Committee shall be designated by a majority of the Company Independent Directors then serving on the Company Board.

(c) Conflicts Committee. Until Trigger Date, the Company Board shall have a Conflicts Committee comprised solely of Company Independent Directors. The Conflicts Committee shall be fully empowered to requisition reasonable assistance from employees of the Company, including legal and financial staff, to retain independent legal, financial and other advisors as the Conflicts Committee deems necessary and to approve or not approve any transaction or other matter submitted to the Conflicts Committee (and such non-approval shall be binding on the Company Board), and shall have the authority and responsibilities set forth in this Agreement, the charter of the Conflicts Committee (the form of which is attached as Exhibit A hereto) (the “Conflicts Committee Charter”) and as may otherwise be delegated to the Conflicts

Committee by the Company Board from time to time. Any amendments to the Conflicts Committee Charter shall be approved by (i) seventy-five percent (75%) of the directors comprising the Company Board, (ii) a majority of the Company Independent Directors then serving on the Company Board and (iii) a majority of the Conflicts Committee.

(d) Integration Committee. For a minimum of two (2) years following the Closing, the Company Board shall have an Integration Committee comprised of Chirag Patel, Chintu Patel and Paul M. Bisaro, which shall serve as an advisory committee to management to provide input in connection with the post-Closing integration of Impax and Amneal and shall not be entitled to take any other action on behalf of the Company Board.

(e) Amneal Committee Representation. Until the Trigger Date, each committee of the Company Board shall include at least one (1) Amneal Director, subject to compliance with applicable requirements of the NYSE. If at any time any committee of the Company Board (other than the Conflicts Committee) does not have at least one (1) Amneal Director serving on such committee, the Amneal Group Representative shall be entitled to designate one Amneal Director to have observer rights with respect to such committee.

(f) Committee Charters. Any amendment to the charter of any committee of the Company Board shall require the approval of 75% of the directors comprising the Company Board.

(g) Other Committee Composition. The formation and composition of any other committees of the Company Board not specified in this Section 3.3 shall require the approval of 75% of the directors comprising the Company Board.

3.4 Chief Executive Officer. Immediately following the Closing, if and only if an Executive Event has not occurred, the Chief Executive Officer of the Company shall be Robert A. Stewart. Immediately following the Closing, if and only if an Executive Event has occurred, the Chief Executive Officer of the Company shall be Paul M. Bisaro and for eighteen (18) months following the Closing, the removal of Mr. Bisaro as Chief Executive Officer without cause shall require the approval of (i) a majority of the directors comprising the Company Board and (ii) a majority of the Non-Amneal Directors, in each case with Mr. Bisaro recusing himself from such vote.

3.5 Executive Chairman. Immediately following the Closing, if and only if an Executive Event has not occurred, the Executive Chairman of the Company shall be Paul M. Bisaro and for eighteen (18) months following the Closing, the removal of Mr. Bisaro as Executive Chairman without cause shall require the approval of (i) a majority of the directors comprising the Company Board and (ii) a majority of the Non-Amneal Directors, in each case with Mr. Bisaro recusing himself from such vote.

3.6 Amneal Group Agreement to Vote. From and after the Closing and until the Trigger Date, Amneal Group shall,

(a) cause its shares of Company Common Stock to be present for quorum purposes at any Company stockholder meeting;

(b) with respect to the election of directors, vote its shares of Company Common Stock in accordance with the recommendation of the Company Board (provided, that the slate of nominees recommended by the Company Board complies with the terms of this Agreement); and

(c) not vote its shares of Company Common Stock in favor of the removal of any Non-Amneal Director unless such removal is recommended by the Nominating Committee.

3.7 Amneal Consent Rights. For so long as Amneal Group beneficially owns more than twenty-five percent (25%) of the outstanding shares of Company Common Stock, the Company shall not, without first obtaining the approval (by vote or written consent as provided by Law) of the Amneal Group Representative, take any of the following actions (whether by amendment, merger, recapitalization or otherwise):

(a) amend, modify or repeal any provision of the Charter or the Company’s bylaws in a manner that adversely impacts any Amneal Group Member;

(b) except pursuant to Section 3.1(c), effect any change in the authorized number of directors of the Company;

(c) create or reclassify any new or existing class or series of capital stock having rights, preferences or privileges with respect to voting, liquidation, redemption, conversion or dividends that are senior to or on parity with the Company Common Stock; or

(d) consummate any Company Sale in which any Amneal Group Member receives a different amount or form of consideration per Company Security held by such Amneal Group Member as other holders of such Company Security.

3.8 Taxable Transactions. For so long as Amneal Group beneficially owns either (a) shares of Class B Common Stock representing at least ten percent (10%) of the outstanding shares of Company Common Stock or (b) at least forty-five million (45,000,000) shares of Company Common Stock (as adjusted for any Capital Structure Change), the Company shall not, without first obtaining the approval (by vote or written consent) of the Amneal Group Representative, consummate any Taxable Transaction.

ARTICLE IV

TRANSFER RESTRICTIONS, STANDSTILL, RELATED PARTY TRANSACTIONS,

PARTICIPATION RIGHTS

4.1	Restrictions on Transferability and Acquisitions.

(a) Each Amneal Group Member covenants and agrees that the shares of Company Common Stock beneficially owned or owned of record by such Amneal Group Member may be Transferred only pursuant to an effective registration statement under, and in compliance with the requirements of, the Securities Act (including a registration statement hereunder), or pursuant to an available exemption from, or in a transaction not subject to, the registration requirements of the Securities Act, and in compliance with any applicable U.S. state and federal securities laws, and any applicable securities laws of other jurisdictions. Each Amneal Group Member further covenants and agrees that the right of Amneal Group to Transfer any Company Common Stock is subject to the restrictions set forth in this Section 4.1, and no Transfer of Company Common Stock by Amneal Group may be effected except in compliance with this Section 4.1. Any attempted Transfer in violation of this Agreement shall be of no effect and null and void ab initio, regardless of whether the purported transferee has any actual or constructive knowledge of the Transfer restrictions set forth in this Agreement, and shall not be recorded on the stock transfer books of the Company.

(b)	Lockup and Permitted Transfers.

(i) For the period of one hundred and eighty (180) calendar days following the Closing (the “Lockup Period”), no Amneal Group Member shall Transfer any shares of Company Common Stock beneficially owned or owned of record by such Amneal Group Member to any Person, unless with the prior written consent of the Conflicts Committee, except for:

(A) a Transfer of shares of Company Common Stock pursuant to a tender or exchange offer that has been approved or recommended by the Company Board;

(B) a Transfer of shares of Company Common Stock pursuant to any Company Sale;

(C) a Transfer of shares of Company Common Stock permitted by Section 4.1(c);

(D) a Transfer of shares of Company Common Stock in connection with any pledge or pledges of any Amneal Group Member’s shares of Company Common Stock made pursuant to a bona fide loan or financing transaction with a third party;

(E) with respect to any Amneal Group Member that is an individual, a Transfer of shares of Company Common Stock (x) to such Amneal Group Member’s ancestors, descendants, siblings, cousins or spouse, (y) to trusts for the benefit of such Amneal Group Member or such persons or (z) by way of bequest or inheritance upon death (provided that, prior to any such Transfer referenced in clause (x), (y) or (z), such transferee agrees in a writing reasonably acceptable to the Company to be bound by the terms of this Agreement as a party hereto in the position of an Amneal Group Member);

(F) with respect to any Amneal Group Member that is an entity, a Transfer of shares of Company Common Stock to such Amneal Group Member’s members, partners or other equity holders (provided that, prior to any such Transfer, such transferee agrees in a writing reasonably acceptable to the Company to be bound by the terms of this Agreement as a party hereto in the position of an Amneal Group Member); and

(G) solely during the period beginning on the date hereof and until the Closing Date, one or more Transfers by any Amneal Group Member of up to a total of 60,000,000 shares of Class A Common Stock or Class B-1 Common Stock in the aggregate (such 60,000,000 shares, as adjusted for any stock split, stock dividend, recapitalization, combination, reclassification or similar change in the capital structure of the Company (each, a “Capital Structure Change”) following the date hereof, the “Immediately Tradeable Shares”) (without duplication of the foregoing clauses (A) through (F)).

Any such Transfer described in clauses (C) through (G) shall not be subject to the prior written consent of the Conflicts Committee, but shall require prior written notice to the Company disclosing in reasonable detail the identity of the intended transferee.

(ii) Following the expiration of the Lockup Period, no Amneal Group Member shall, Transfer or agree to Transfer any shares of Company Common Stock to a Person or group (as such term is used in Section 13(d) of the Exchange Act), except for Transfers:

(A) in a registered offering pursuant to the procedures described in Article V (including, for the avoidance of doubt, the resale of shares of Company Common Stock by Amneal Group registered pursuant to the Shelf Registration Statement, once declared effective under the Securities Act);

(B) in open market sales pursuant to, if available, Rule 144 under the Securities Act; provided, however, that Amneal Group may not, in the aggregate, Transfer more than fifteen percent (15%) of the outstanding Class A Common Stock pursuant to this Section 4.1(b)(ii)(B) in any twelve (12)-month period without the approval of the Conflicts Committee;

(C) in one or more privately negotiated sales exempt from the registration requirements of the Securities Act (a “PIPE Transaction”); provided, however, that Amneal Group may not, in the aggregate, Transfer more than fifteen percent (15%) of the outstanding Class A Common Stock pursuant to this Section 4.1(b)(ii)(C) in any twelve (12)-month period without the approval of the Conflicts Committee;

(D) permitted by clauses (A) through (F) of Section 4.1(b)(i); or

(E) in accordance with the prior written consent of the Conflicts Committee.

(iii) Following the expiration of the Lockup Period (other than any Transfer permitted by causes (A) through (F) of Section 4.1(b)(i)), no Amneal Group Member shall, without the prior written consent of the Conflicts Committee, Transfer or agree to Transfer any shares of Company Common Stock to a Person or group (as such term is used in Section 13(d) of the Exchange Act) (i) if such Person or group would beneficially own in excess of fifteen percent (15%) of the voting power of the outstanding shares of Company Common Stock following such Transfer or (ii) to any such Person or group who, prior to such Transfer, beneficially owned fifteen percent (15%) or more of the outstanding Company Common Stock; provided, that such restrictions shall not apply to Transfers to such a Person or group if each of the following conditions are satisfied: such transferee (A) has filed a Schedule 13G under the Exchange Act with respect to the Company and has not subsequently filed a Schedule 13D under the Exchange Act that remains in effect with respect to the Company or (B) is an institutional investor, pension fund, foundation, sovereign wealth fund, real estate fund, mutual fund, index fund or other similar passive investor that invests in securities similar to the Class A Common Stock and has not filed a Schedule 13D with regard to the Company; and provided, further, that the restrictions set forth in this Section 4.1(b)(iii) shall not apply to a Transfer (x) consisting of a block trade executed at prevailing market prices obtainable at the time of such transfer through brokers in transactions on the NYSE, provided that the Amneal Group Member does not know or have good reason to believe that such Transfer would result in a Transfer of Class A Common Stock representing a number of shares equal to fifteen percent (15%) or more of the outstanding shares of Class A Common Stock to any such Person or group that has filed a Schedule 13D with regard to the Company that remains in effect, (y) to or by one or more underwriters in connection with an underwritten offering, including a block trade or a widely distributed public offering, so long as the Amneal Group Member does not know or have good reason to believe that such offering would result in a Transfer of Class A Common Stock representing a number of shares equal to fifteen percent (15%) or more of the outstanding shares of Class A Common Stock to any Person or group that has filed a Schedule 13D with regard to the Company, or (z) effected through a widely distributed public offering.

(c) Transfers to Affiliates. The foregoing Section 4.1(b) shall not apply to any Transfer by an Amneal Group Member, at any time, of all or any portion of its Company Common Stock to an Affiliate of Amneal Group; provided, that prior to any such Transfer, such Affiliate agrees in a writing reasonably acceptable to the Company to be bound by the terms of this Agreement as a party hereto in the position of an Amneal Group Member. Any such Transfer to an Affiliate of Amneal Group shall not be subject to the prior written consent of the Conflicts Committee.

(d)	Standstill.

(i) Except as set forth in Section 4.1(d)(ii) and Section 4.1(d)(iii), until the earlier of (x) the third (3rd) anniversary of the Closing Date and (y) such time as Amneal Group beneficially owns shares of Company Common Stock representing less than twenty percent (20%) of the outstanding shares of Company Common Stock, Amneal Group shall not, without the prior written consent of the Conflicts Committee, directly or indirectly, alone or in concert with any other Person (including assisting or forming a group within the meaning of Section 13(d)(3) of the Exchange Act or participating with or knowingly encouraging other persons to form such a group), in any manner:

(A) acquire or publicly offer or publicly propose to effect, or publicly announce any intention to effect any acquisition of beneficial ownership of Company Common Stock (including in derivative form) or any tender or exchange offer, merger, consolidation, business combination or other similar transaction involving the Company or any of its Subsidiaries that would result in the acquisition of beneficial ownership of Company Common Stock (including in derivative form);

(B) publicly seek a change in the composition or size of the Company Board, except in furtherance of the provisions of this Agreement;

(C) deposit any Company Common Stock (other than in connection with Transfers to Affiliates) into a voting trust or subject any Company Common Stock to any proxy, arrangement or agreement with respect to the voting of such securities or other agreement having a similar effect, in any such case which conflicts with Amneal Group’s obligations under Section 3.6;

(D) publicly initiate, publicly propose or publicly announce any intention to participate in any “solicitation” of “proxies” to vote (as such terms are defined in Regulation 14A under the Exchange Act) with respect to the election of the Non-Amneal Directors or the removal of any Non-Amneal Director or publicly become a “participant” in a “solicitation” (as such terms are defined in Regulation 14A under the Exchange Act) with respect to the election of the Non-Amneal Directors or the removal of any Non-Amneal Director; or

(E) call for, or initiate, propose or requisition a call for, any general or special meeting of the Company’s stockholders in furtherance of the actions described in subclause (D).

(ii) Notwithstanding the foregoing Section 4.1(d)(i),

(A) if at any time the Amneal Group Representative loses the right to designate one or more Amneal Designees pursuant to Article III as a result of issuances of Company Securities by the Company, Amneal Group shall be permitted to acquire up to the number of shares of Company Common Stock that is the number of shares of Company Common Stock required to cause the Amneal Group Representative to regain the right to designate such number of Amneal Designee(s) that the Amneal Group Representative was entitled to designate as of immediately prior to such issuance, plus one percent (1%) of the outstanding shares of Company Common Stock; and

(B) if at any time the Amneal Group Representative loses the right to designate one or more Amneal Designees pursuant to Article III as a result of Transfers by any Amneal Group Member of beneficial ownership of shares of Company Common Stock, the other Amneal Group Members shall be permitted to acquire collectively up to the number of shares of Company Common Stock that is the number of shares of Company Common Stock required to cause the Amneal Group Representative to regain the right to designate such number of Amneal Designee(s) that the Amneal Group Representative was entitled to designate as of immediately prior to such Transfer, plus one percent (1%) of the outstanding shares of Company Capital Stock.

(iii) The foregoing Section 4.1(d)(i) shall not prohibit:

(A) Amneal Group from acquiring Company Common Stock by way of stock splits or stock dividends paid by the Company to all holders of Company Common Stock on a pro rata basis;

(B) acquisitions of Company Common Stock by Affiliates of Amneal Group pursuant to Transfers permitted by Section 4.1(c);

(C) acquisitions of Company Common Stock pursuant to Section 4.3; or

(D) Amneal Group from acquiring Company Common Stock pursuant to and in accordance with the terms of the Amneal Pharmaceuticals LLC Agreement.

(e) Legend. Any stock certificates representing the Company Common Stock held by Amneal Group Members shall include a legend referencing the transfer restrictions set forth herein and in the Company’s Charter.

(f) Buyout Transaction. Any proposal by any Amneal Group Member to acquire in a transaction or series of related transactions reasonably expected to result in the acquisition of all of the Company Common Stock held by Other Stockholders must be subject to (i) the review, evaluation and prior written consent of the Conflicts Committee and (ii) for so long as Amneal Group beneficially owns more than thirty seven and one half percent (37.5%) of the outstanding shares of Company Common Stock, a non-waivable condition that a majority of the voting power of the outstanding shares of Company Common Stock held by Other Stockholders approve the transaction (or equivalent tender offer condition).

4.2 Related Party Transactions.

(a) All proposed Related Party Transactions contemplated by the Transaction Documents between the Company and any Amneal Group Member have been approved by the Company Board in connection with its approval of this Agreement. Any material amendments to or material modifications or terminations of or material waivers, consents or elections under any Related Party Transactions contemplated by the Transaction Documents shall require the prior written consent of the Conflicts Committee if such Related Party Transactions (absent the application of the immediately preceding sentence) would require the prior written consent of the Conflicts Committee under the Conflicts Committee Charter. The prior written consent of the Conflicts Committee shall be required with respect to (i) any material amendments or modifications or terminations of any of the Transaction Documents (including, for the avoidance of doubt, the schedules thereto) and (ii) any material waivers, consents (other than any consents of the managing member of Amneal Pharmaceuticals LLC contemplated by the Amneal Pharmaceuticals LLC Agreement where no Amneal Group Member is a counterparty to or beneficiary of the matter in question and such matter would not otherwise require the prior written consent of the Conflicts Committee under this Section 4.2(a)) or elections of the Company’s or Amneal Pharmaceuticals LLC’s rights under any of the Transaction Documents (including, for the avoidance of doubt, the schedules thereto).

(b) All Related Party Transactions that are not contemplated by the Transaction Documents shall require the prior written consent of the Conflicts Committee if such Related Party Transactions would require the prior written consent of the Conflicts Committee under the Conflicts Committee Charter.

4.3 Participation Rights.

(a) To the extent permitted under NYSE rules, the Company hereby grants to Amneal Group the right to purchase the Pro Rata Portion of any Company Securities (other than any Excluded Securities) that the Company may from time to time propose to issue or sell to any Person, which right shall be exercisable by the Amneal Group Representative on behalf of Amneal Group. For purposes of this Section 4.3, “Excluded Securities” means Company Securities issued in connection with: (i) a grant to any existing or prospective consultants, employees, officers or directors pursuant to any stock option, restricted stock award, restricted stock unit, performance share, employee stock purchase or similar equity-based plans or other compensation agreement or arrangement; (ii) any acquisition by the Company of the stock, assets, properties or business of any Person; (iii) a stock split, stock dividend or any similar recapitalization affecting the number of outstanding shares of stock or securities; (iv) any issuance of shares of Class A Common Stock or Class B-1 Common Stock upon a Redemption (as defined in the Amneal Pharmaceuticals LLC Agreement) of Amneal Units held by any Amneal Group Member or (v) any issuance of warrants or other similar rights to purchase Company Common Stock to lenders or other institutional investors in any arm’s length transaction providing debt financing to the Company or any of its Subsidiaries. For the avoidance of doubt, to the extent stockholder approval is required under the NYSE rules for the issuance or sale of Company Securities as provided in this Section 4.3, (x) the Company may issue or sell Company Securities to such other Persons prior to obtaining such stockholder approval in accordance with Section 4.3(d) (to the extent no stockholder approval is required for the issuance or sale of Company Securities to such other Persons), and (y) the Company shall use its reasonable best efforts to obtain such approval, and after receipt of such approval the Company shall issue or sell the Company Securities (if any) that any Amneal Group Member has irrevocably elected to purchase to such Amneal Group Member, on the terms set forth in the relevant Issuance Notice.

(b) The Company shall give written notice (an “Issuance Notice”) of any proposed issuance or sale described in Section 4.3(a) to Amneal Group within five (5) Business Days following any meeting of the Company Board at which any such issuance or sale is approved or, if the approval of the Company Board is not required in connection with such issuance or sale, no less than ten (10) Business Days prior to the date of the proposed issuance or sale. The Issuance Notice shall, if applicable, be accompanied by a written offer from any prospective purchaser seeking to purchase Company Securities and shall set forth the material terms and conditions of the proposed issuance, including:

(i) the number and class of the Company Securities to be issued and the percentage of the outstanding shares of capital stock of the Company such issuance would represent;

(ii) the proposed issuance date, which shall be at least ten (10) Business Days from the date of the Issuance Notice; and

(iii) the proposed purchase price per Company Security.

(c) Amneal Group shall for a period of ten (10) Business Days following the receipt of an Issuance Notice have the right to elect irrevocably to purchase the Pro Rata Portion of the Company Securities at the purchase price set forth in the Issuance Notice by delivering a written notice to the Company, which right shall be exercisable on behalf of Amneal Group by the Amneal Group Representative. If, at the termination of such ten (10) Business Day period, the Amneal Group Representative shall have failed to deliver such notice to the Company, Amneal Group shall be deemed to have waived all of its rights under this Section 4.3 with respect to the purchase of such Company Securities. The closing of any purchase by the Amneal Group Representative shall be consummated concurrently with the consummation of the issuance or sale described in the Issuance Notice; provided, however, that the closing of any purchase by the Amneal Group Representative may be extended beyond the closing of the transaction in the Issuance Notice to the extent necessary to obtain any required approval or consent of a Governmental Entity or any other third party (and the Company and Amneal Group shall use their respective reasonable best efforts to obtain such approvals).

(d) Upon the expiration of the ten (10) Business Day period described in Section 4.3(c), the Company shall be free to sell such Company Securities that the Amneal Group Representative has not elected irrevocably to purchase on terms and conditions no more favorable to the purchasers thereof than those offered to Amneal Group in the Issuance Notice delivered in accordance with
Section 4.3(b).

ARTICLE V

REGISTRATION RIGHTS

5.1 Shelf Registration Statement. Prior to the Closing, the Amneal Group Representative and Impax shall jointly prepare, and Impax shall cause the Company to file with the SEC (no later than five (5) Business Days following the later of (i) the date on which the Registration Statement on Form S-4, to be jointly prepared by Amneal and Impax and filed by the Company in accordance with Section 6.01 of the Transaction Agreement (the “Form S-4 Registration Statement”), is declared effective by the SEC and (ii) the date that Impax has received all information reasonably required from Amneal Group for inclusion in the Shelf Registration Statement, to the extent such information was not previously included in the Form S-4 Registration Statement) a “shelf” registration statement on Form S-1 with the SEC with respect to resales of all Registrable Shares to be held by Amneal Group following the Closing in accordance with Rule 415 (together with any additional registration statements filed to register any Registrable Shares, the “Shelf Registration Statement”). Prior to the Closing, Impax shall use its reasonable best efforts to cause the Company to, and following the Closing the Company shall, use its reasonable best efforts to (i) cause the Shelf Registration Statement on Form S-1 filed pursuant to this Section 5.1 to be declared effective under the Securities Act as promptly as reasonably possible after filing with the SEC and (ii) maintain the effectiveness of (and availability for use of) such Shelf Registration Statement on Form S-1 (including by, without limitation, filing any post-effective amendments thereto or prospectus supplements in respect thereof) until a Shelf Registration Statement on Form S-3 has been declared effective pursuant to the below. Upon becoming eligible to use Form S-3, the Company shall promptly file a Shelf Registration Statement on Form S-3, which may be in the form of a post-effective amendment to the Shelf Registration Statement on Form S-1, covering all of the then Registrable Shares and will maintain the effectiveness of the Shelf Registration Statement on Form S-3 (or such comparable or successor form) then in effect until such time as there are no Registrable Shares. Notwithstanding the foregoing provisions of this Section 5.1, if the SEC prevents the Company from including on a registration statement any or all of the Registrable Shares to be registered pursuant to this Section 5.1 due to limitations on the use of Rule 415 of the Securities Act for the resale of Registrable Shares by Amneal Group (a “Rule 415 Limitation”), such registration statement shall register the resale of a number of Registrable Shares which is equal to the maximum number of shares as is permitted by the SEC, and the Company shall use its reasonable best efforts to register all such remaining Registrable Shares for resale as promptly as reasonably practicable in accordance with the applicable rules, regulations and guidance of the SEC. In such event, the number of Registrable Shares to be registered for each Amneal Group Member in such registration statement shall be reduced pro rata (i) first, among all Amneal Group Members and (ii) second, among purchasers of Company Common Stock in any Company-Assisted PIPE Transaction, in each case based on the proportion that the number of Registrable Shares held by such Amneal Group Member or shares held by such purchasers pursuant to such registration statement bears to the total number of Registrable Shares or shares held by such purchasers, as applicable, to be registered pursuant to such registration statement.

5.2 Blackout Periods. Notwithstanding anything in Section 5.1 to the contrary, the Company shall be entitled to postpone and delay the filing or effectiveness (but not the preparation) of any registration statement or the offer or sale of any Registrable Shares thereunder (i) for reasonable periods of time in advance of the release of the Company’s quarterly and annual financial results and (ii) for reasonable periods of time, not in excess of an aggregate of sixty (60) calendar days in any twelve (12)-month period and in no event more than two times in any twelve (12)-month period (any such postponement and delay permitted by this Section 5.2 being, a “Blackout Period”), if (A) the Conflicts Committee determines in its good faith judgment that any such filing or effectiveness of a registration statement or the offering or sale of any Registrable Shares thereunder would (1) materially impede, materially delay or otherwise materially interfere with any pending or proposed material acquisition, disposition, corporate reorganization or other similar material transaction involving the Company as to which the Company has taken substantial steps and is proceeding with reasonable diligence to effect, (2) materially adversely affect any registered underwritten public offering of the Company’s securities for the Company’s account as to which the Company has taken substantial steps (including, but not limited to, selecting a managing underwriter for such offering) and is proceeding with reasonable diligence to effect such offering, or (3) require disclosure of material non-public information which, in the reasonable discretion of the Board, acting in good faith, would have a material adverse effect on the business, operations or management of the Company or any of its Affiliates if disclosed at such time or (B) the Conflicts Committee determines in its good faith judgment that it is necessary to amend or supplement the affected registration statement or the related prospectus so that such registration statement or prospectus shall not include an untrue statement of a material fact or omit to state a material fact required to be stated

therein or necessary to make the statements therein not misleading; provided, however, that the Company shall give written notice to each Amneal Group Member that holds Registrable Shares of its determination to postpone or delay the filing of such registration statement or other imposition of a Blackout Period and a general statement of the reason for such deferral and an approximation of the anticipated delay; provided, further, that in the event that the Company proposes to register shares of Class A Common Stock (other than in connection with a registered underwritten public offering of the Company’s securities for the Company’s account) during a Blackout Period, the Company shall not pursuant to this Section 5.2 be entitled to postpone or delay the filing or effectiveness of any registration statement or the offer or sale of any Registrable Shares during such Blackout Period. Upon notice by the Company to Amneal Group of any such determination, each Amneal Group Member shall, except as required by applicable Law, keep the fact of any such notice strictly confidential, and during any Blackout Period, promptly halt any offer, sale, trading or transfer by it of any shares of Class A Common Stock pursuant to the registration statement for the duration of the Blackout Period set forth in such notice (or until such Blackout Period shall be earlier terminated in writing by the Company) and promptly halt any use, publication, dissemination or distribution of any prospectus or prospectus supplement covering such Registrable Shares for the duration of the Blackout Period set forth in such notice (or until such Blackout Period shall be earlier terminated in writing by the Company) and, if so directed by the Company, shall deliver to the Company any copies then in its possession of any such prospectus or prospectus supplement. A deferral of the filing or effectiveness of a registration statement or other imposition of a Blackout Period pursuant to this Section 5.2 shall be lifted as soon as practicable (and in no event later than the 46th calendar day in any 12-month period), and the Company shall promptly (and in any event within five (5) Business Days) notify each Amneal Group Member, upon the circumstances giving rise to such Blackout Period no longer being present.

5.3 Demand Underwritten Offerings.

(a) In the period following the expiration of the Lockup Period during which a Shelf Registration Statement covering the Registrable Shares is effective, if any Amneal Group Member (the “Participating Amneal Members”) delivers notice to the Company (such notice to be delivered no less than ten (10) Business Days prior to the date the underwriting agreement for any underwriting pursuant to this Section 5.3 is expected to be executed) stating that it intends to effect an underwritten public offering of all or part of its Registrable Shares included on the Shelf Registration Statement (a “Demand Underwritten Offering”), the Company shall use its reasonable best efforts to amend or supplement the Shelf Registration Statement or related prospectus as may be necessary in order to enable such Registrable Shares to be distributed pursuant to the underwritten offering. Amneal Group shall only be entitled to offer and sell its Registrable Shares pursuant to a Demand Underwritten Offering if the aggregate amount of Registrable Shares to be offered and sold in such offering by the Participating Amneal Members are reasonably expected to result in aggregate gross proceeds (based on the current market price of the number of Registrable Shares to be sold) of not less than $75 million.

(b) Notwithstanding anything set forth herein to the contrary, following the Closing, (i) no Demand Underwritten Offering may be requested prior to the expiration of the Lockup Period, (ii) the Company may delay the commencement of any Demand Underwritten Offering for the same reasons as the Company may institute a Blackout Period prior to the commencement of any marketing efforts or “road shows” by the Company or the underwriters in connection with such Demand Underwritten Offering, and (iii) Amneal Group, collectively, shall have the right to request no more than an aggregate of two (2) Demand Underwritten Offerings or Company-Assisted PIPE Transactions in any twelve (12)-month period (other than the first Company-Assisted PIPE Transaction in any such twelve (12)-month period). Any request for a Demand Underwritten Offering under this Section 5.3 may be revoked or withdrawn upon written notice by the Participating Amneal Members to the Company; provided, that any such Demand Underwritten Offering withdrawn or not consummated for any reason shall be counted toward the total of two (2) Demand Underwritten Offerings or Company-Assisted PIPE Transactions permitted to be requested in any twelve (12)-month period; provided, however, that no revoked or withdrawn Demand Underwritten Offering or Company-Assisted PIPE Transaction shall be counted for determining the number of Demand Underwritten Offerings or Company-Assisted PIPE Transactions requested in any twelve (12)-month period if (1) Amneal Group reimburses the Company for all of its out-of-pocket costs and expenses incurred in connection with any such revoked or withdrawn Demand Underwritten Offering or Company-Assisted PIPE Transaction incurred through the date of such revocation or withdrawal and (2) such revocation or withdrawal shall have been made prior to the commencement of any marketing efforts or “road shows” by the Company or the underwriters in connection with such Demand Underwritten Offering or Company-Assisted PIPE Transaction; provided, further, that the Participating Amneal Members shall be entitled, at any time after receiving notice of the imposition of any Blackout Period by the Company, to withdraw a request for a Demand Underwritten Offering or Company-Assisted PIPE Transaction and, if such request is withdrawn, such Demand Underwritten Offering or Company-Assisted PIPE Transaction shall not count toward the total of two (2) Demand Underwritten Offerings or Company-Assisted PIPE Transactions permitted to be requested in any twelve (12)-month period.

(c) In connection with any Demand Underwritten Offering or Company-Assisted PIPE Transaction, the managing underwriter or placement agent (if any) for such offering shall be selected by the Participating Amneal Members, subject to the prior approval of the Company (which approval shall not be unreasonably withheld, conditioned or delayed).

(d) The Company may include Company Common Stock other than Registrable Shares in a Demand Underwritten Offering for any accounts on the terms provided below. If the managing underwriter of any proposed Demand Underwritten Offering informs the Company and the Participating Amneal Members that, in its or their opinion, the number of Registrable Shares which such Participating Amneal Members and any other Persons intend to include in such offering exceeds the number which can be sold in such offering without being likely to have a significant adverse effect on the price, timing or distribution of the securities offered or the market for the Registrable Shares offered, then the Registrable Shares to be included in such underwritten offering shall be (i) first, if requested by the Company on behalf of TPG, the number of shares of Company Common Stock TPG proposes to sell equal to at least the lesser of (A) 50% of the dollar value of the shares of Company Common Stock to be sold in the Demand Underwritten Offering or (B) $150,000,000 of shares of Company Common Stock, (ii) second, and only if all the shares referred to in clause (i) have been included, the number of shares of Registrable Shares that the Participating Amneal Members propose to sell, with such number to be allocated pro rata (provided, that any securities thereby allocated to a Participating Amneal Member that exceed such a Participating Amneal Member’s request shall be reallocated among the remaining requesting a Participating Amneal Members in like manner) and (iii) third, and only if all the shares referred to in clause (ii) have been included, the number of shares of Company Common Stock proposed to be included therein by any other Persons (including Company Common Stock to be sold for the account of the Company) allocated among such Persons in such manner as the Company may determine.

(e) Amneal Group may request in writing that the Company provide assistance in connection with any PIPE Transaction proposed by Amneal Group (a “Company-Assisted PIPE Transaction”). Subject to the limitations on the number of Company-Assisted PIPE Transactions in Section 5.3(b), the Company shall cause its management to support the marketing of the Company Securities included in the Company-Assisted PIPE Transaction and make themselves reasonably available for assistance in the selling effort for such Company-Assisted PIPE Transaction, including, but not limited to, the participation of such members of the Company’s management in road show presentations and the execution of customary stock purchase agreements, engagement letters or ancillary documentation in connection therewith and making customary representations and warranties and covenants and delivering or causing the delivery thereunder of customary deliveries for the subject company in such transaction.

(f) Nothing in this Article V shall affect, supersede or otherwise modify any of the restrictions on Transfer set forth in Article IV or any other provision of this Agreement.

5.4 Piggyback Registration.

(a) Whenever the Company proposes to publicly sell or register for sale any of its securities in an underwritten offering pursuant to a registration statement (a “Piggyback Registration Statement”) under the Securities Act (other than a registration statement on Form S-8 or on Form S-4 or any similar successor forms thereto) (a “Piggyback Registration”), the Company shall give prompt written notice to Amneal Group of its intention to effect such sale or registration (the “Piggyback Registration Notice”) and, subject to Section 5.4(b), shall include in such transaction all Registrable Securities with respect to which the Company has received a written request from any Amneal Group Member for inclusion therein within fifteen (15) days after the receipt of the Company’s notice. The Company may postpone or withdraw the filing or the effectiveness of a Piggyback Registration at any time in its sole discretion, without prejudice to any Amneal Group Member’s right to immediately request a Demand Underwritten Offering hereunder.

(b) If the managing underwriter or underwriters of any proposed underwritten offering of Registrable Shares included in a Piggyback Registration informs the Company and the Amneal Group Members that have requested to participate in such offering that, in its or their opinion, the number of Registrable Shares which such Amneal Group Members and any other Persons intend to include in such offering exceeds the number which can be sold in such offering without being likely to have a significant adverse effect on the price, timing or distribution of the securities offered or the market for the Registrable Shares offered, then the Registrable Shares to be included in such underwritten offering shall be (i) first, if requested by the Company on behalf of TPG, the number of shares of Company Common Stock TPG proposes to sell equal to at least the lesser of (A) 50% of the dollar value of the shares of Company Common Stock to be sold in the Demand Underwritten Offering or $150,000,000 of shares of Company Common

Stock, (ii) second, and only if all the shares referred to in clause (i) have been included, the shares of Class A Common Stock that the Company proposes to sell, (iii) third, and only if all the shares referred to in clause (ii) have been included, the number of Registrable Shares that, in the opinion of such managing underwriter or underwriters, can be sold without having such adverse effect, with such number to be allocated pro rata (A) first, among purchasers of Company Common Stock in any Company-Assisted PIPE Transaction and (B) second, among the Amneal Group Members, in each of (A) and (B), that have requested to participate in such offering based on the relative number of Registrable Shares then held by each such holder (provided, that any securities thereby allocated to an Amneal Group Member that exceed such Amneal Group Member’s request shall be reallocated among the remaining requesting Amneal Group Members in like manner) and (iv) fourth, and only if all of the Registrable Shares referred to in clause (iii) have been included in such Registration, any other securities eligible for inclusion in such offering.

(c) No registration of Registrable Shares effected pursuant to a request under this Section 5.4 shall be deemed to have been effected pursuant to Section 5.3 or shall relieve the Company of its obligations under Sections 5.1 through 5.3.

5.5 Registration Procedures.

(a) In connection with each registration statement prepared pursuant to this Article V pursuant to which Registrable Shares will be offered and sold, and in accordance with the intended method or methods of distribution of the Registrable Shares as described in such registration statement, the Company shall as expeditiously as reasonably possible:

(i) prepare and file with the SEC such registration statement on an appropriate registration form of the SEC and use reasonable best efforts to cause such registration statement to become effective under the Securities Act as promptly as reasonably practicable after the filing thereof, which registration statement shall comply as to form in all materials respects with the requirements of the applicable form and include all financial statements required by such form to be filed therewith; provided that before filing a registration statement or prospectus or any amendments or supplements thereto, the Company shall furnish to one counsel selected by Amneal Group (which such counsel shall be confirmed to the Company in writing (the “Counsel”)) draft copies of all such documents proposed to be filed (other than any portion of any thereof which contains information for which the Company has sought confidential treatment) as far in advance as reasonably practicable prior to filing (and in any event at least five (5) Business Days prior to such filing or such shorter time period as may be agreed by the Amneal Group and the Company), which documents will be subject to the reasonable review and (except for exhibits) comment of the Amneal Group and the Counsel and the underwriters in connection with any underwritten offering, and the Company shall not file any amendment or supplement to the Form S-4 Registration Statement or the Shelf Registration Statement to which the Amneal Group or any such underwriters shall reasonably object;

(ii) furnish without charge to each Amneal Group Member and the underwriters, if any, at least one conformed copy of the registration statement and each post-effective amendment or supplement thereto (including all schedules and exhibits but excluding all documents incorporated or deemed incorporated therein by reference, unless requested in writing by any Amneal Group Member or an underwriter, except to the extent such exhibits and schedules are currently available via EDGAR and other than any portion of any thereof which contains information for which the Company has sought confidential treatment) and such number of copies of the registration statement and each amendment or supplement thereto (excluding exhibits and schedules) and the summary, preliminary, final, amended or supplemented prospectuses included in such registration statement as each Amneal Group Member or such underwriter may reasonably request in order to facilitate the public sale or other disposition of the Registrable Shares being sold by such Amneal Group Member (the Company hereby consents to the use in accordance with the U.S. securities laws of such registration statement (or post-effective amendment thereto) and each such prospectus (or preliminary prospectus or supplement thereto) by such Amneal Group Member and the underwriters, if any, in connection with the offering and sale of the Registrable Shares covered by such registration statement or prospectus);

(iii) keep such registration statement effective and updated (including the filing of a new registration statement upon the expiration of a prior one) with respect to the disposition of all Registrable Securities subject thereto until the date on which there are no Registrable Shares (the “Effective Period”), and prepare and file with the SEC such amendments, post-effective amendments and supplements to the registration statement and the prospectus as may be necessary to maintain the effectiveness of the registration for the Effective Period) and cause the prospectus (and any amendments or supplements thereto) to be filed with the SEC;

(iv) use its reasonable best efforts to register or qualify the Registrable Shares covered by such registration statement under such other securities or “blue sky” laws of such jurisdictions in the United States as are reasonably necessary, keep such registrations or qualifications in effect for so long as the registration statement remains in effect, and do any and all other acts and things which may be reasonably necessary to enable an Amneal Group Member or any underwriter to consummate the disposition of the Registrable Shares in such jurisdictions; provided, however, that in no event shall the Company be required to (A) qualify to do business as a foreign corporation in any jurisdiction where it would not, but for the requirements of this clause (iv), be required to be so qualified, (B) execute or file any general consent to service of process under the laws of any jurisdiction, (C) take any action that would subject it to service of process in suits other than those arising out of the offer and sale of the securities covered by the registration statement, or (D) subject itself to taxation in any jurisdiction where it would not otherwise be obligated to do so, but for this clause (iv);

(v) use its reasonable best efforts to cause all Registrable Shares covered by such registration statement to be listed (after notice of issuance) on the NYSE or on the principal securities exchange or interdealer quotation system on which Class A Common Stock is then listed or quoted;

(vi) promptly notify Amneal Group and the managing underwriter or underwriters in connection with any underwritten offering after becoming aware thereof,

(A) when the registration statement or any related prospectus or any amendment or supplement thereto has been filed, and, with respect to the registration statement or any post-effective amendment, when the same has become effective, (B) of any request by the SEC or any U.S. state securities authority for amendments or supplements to the registration statement or the related prospectus or for additional information, (C) of the issuance by the SEC of any stop order suspending the effectiveness of the registration statement or the initiation of any proceedings for that purpose, (D) of the receipt by the Company of any notification with respect to the suspension of the qualification of the Registrable Shares for sale in any jurisdiction or the initiation of any proceeding for such purpose, or (E) within the Effective Period of the happening of any event or the existence of any fact which makes any statement in the registration statement or any post-effective amendment thereto, prospectus or any amendment or supplement thereto, or any document incorporated therein by reference untrue in any material respect or which requires the making of any changes in the registration statement or post-effective amendment thereto or any prospectus or amendment or supplement thereto so that they will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading;

(vii) during the Effective Period, use its reasonable best efforts to obtain the withdrawal of any order enjoining or suspending the use or effectiveness of the registration statement or any post-effective amendment thereto or the lifting of any suspension of the qualification of any of the Registrable Shares for sale in any jurisdiction;

(viii) deliver to Amneal Group and the managing underwriters in connection with any underwritten offering copies of all correspondence between the SEC and the Company, its counsel or auditors and all memoranda relating to discussions with the SEC or its staff with respect to the registration statement (except to the extent such correspondence is currently available via EDGAR or relates to information subject to a confidential treatment request); provided that any such investigation shall not interfere unreasonably with the Company’s business;

(ix) provide and cause to be maintained a transfer agent and registrar for all Registrable Shares covered by such registration statement not later than the effective date of such registration statement;

(x) cooperate with Amneal Group and the managing underwriter or underwriters in connection with any underwritten offering to facilitate the timely preparation and delivery of certificates representing the Registrable Shares to be sold under the registration statement in a form eligible for deposit with the Depository Trust Corporation not bearing any restrictive legends (other than as required by the Depository Trust Corporation) and not subject to any stop transfer order with any transfer agent, and cause such Registrable Shares to be issued in such denominations and registered in such names as the managing underwriters in connection with any underwritten offering may request in writing or, if not an underwritten offering, in accordance with the instructions of the relevant Amneal Group Members, in each case at least two (2) Business Days prior to any sale of Registrable Shares;

(xi) in the case of a firm commitment underwritten offering, enter into, concurrently with the relevant Amneal Group Members, an underwriting agreement customary in form and substance (taking into account the Company’s prior underwriting agreements) for a firm commitment underwritten secondary offerings of the nature contemplated by the applicable registration statement;

(xii) obtain an opinion from the Company’s counsel and a “cold comfort” letter from the Company’s independent public accountants (and, if necessary, any other independent certified public accountants of any Subsidiary of the Company or of any business acquired by the Company for which financial statements and financial data is, or is required to be, included in the registration statement) in customary form and covering such matters as are customarily covered by such opinions and “cold comfort” letters in connection with an offering of the nature contemplated by the applicable registration statement;

(xiii) provide to the Counsel and to the managing underwriters in connection with any underwritten offering and no later than the time of filing of any document which is to be incorporated by reference into the registration statement or prospectus (after the initial filing of such registration statement), copies of any such document;

(xiv) cause its management to use commercially reasonable efforts to support the marketing of the Registrable Shares covered by a Demand Underwritten Offering or Company-Assisted PIPE Transaction and make themselves reasonably available for assistance in the selling effort covered by such transactions, including, but not limited to, the participation of such members of the Company’s management in road show presentations; and

(xv) otherwise comply with all applicable rules and regulations of the SEC and any applicable national securities exchange.

(b) In the event that the Company would be required, pursuant to Section 5.5(a)(vi)(E) to notify Amneal Group or the managing underwriter or underwriters in connection with any underwritten offering of the occurrence of any event specified therein, the Company shall, subject to Section 5.5(c), as promptly as practicable, prepare and furnish to Amneal Group and to each such underwriter a reasonable number of copies of a prospectus supplemented or amended so that, as thereafter delivered to purchasers of Registrable Shares that have been registered pursuant to this Agreement, such prospectus shall not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading. Each Amneal Group Member agrees that, upon receipt of any notice from the Company pursuant to Section 5.5(a)(vi)(C), Section 5.5(a)(vi)(D) or Section 5.5(a)(vi)(E) hereof, it shall, and shall use all reasonable best efforts to cause any sales or placement agent or agents for the Registrable Shares and the underwriters, if any, to, forthwith discontinue disposition of the Registrable Shares until such Person shall have received notice from the

Company that such offers and sales of the Registrable Shares may be resumed and, if applicable, such Person shall have received copies of such amended or supplemented prospectus and, if so directed by the Company, to destroy all copies, other than permanent file copies, then in its possession of the prospectus (prior to such amendment or supplement) covering such Registrable Shares as soon as practicable after the Amneal Groups Members’ receipt of such notice.

(c) In the case of any Demand Underwritten Offering or Piggyback Registration, all Registrable Shares to be included in such offering or registration, as the case may be, shall be subject to the applicable underwriting agreement and no Amneal Group Member may participate in such offering or registration unless such Amneal Group Member agrees to sell such Amneal Group Member’s securities on the basis provided therein and completes and executes all questionnaires, indemnities, underwriting agreements and other documents which must be executed in connection therewith, and provides such other information to the Company or the underwriter as may be reasonably requested to offer or register such Person’s Registrable Shares.

5.6 Obligations of Amneal Group.

(a) Amneal Group Information. Each Amneal Group Member shall furnish to the Company in writing such information (“Required Amneal Group Member Information”) regarding the Amneal Group Member, the Registrable Shares held by it and its intended method of distribution of the Registrable Shares as the Company may from time to time reasonably request in writing, and shall execute such documents in connection with such registration as may reasonably be required to effect the registration, in order for the Company to comply with its obligations under all applicable securities and other laws and to ensure that the prospectus relating to such Registrable Shares, or any amendment or supplement to a registration statement or prospectus, conforms to the applicable requirements of the Securities Act and the rules and regulations thereunder. If an Amneal Group Member fails to provide the requested information or execute such documents in connection with such registration as may reasonably be required to effect the registration within five (5) Business Days of the receipt by the Amneal Group Member of such request, the Company shall be entitled to refuse to register such Amneal Group Member’s Registrable Shares in the applicable registration statement. Each Amneal Group Member shall notify the Company as promptly as practicable of any inaccuracy or change in any Required Amneal Group Member Information previously furnished by such Amneal Group Member to the Company or of the occurrence of any event, in either case as a result of which any prospectus relating to the Registrable Shares contains or would contain an untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, in connection with any registration, and promptly furnish to the Company any additional information required to correct and update such previously furnished Amneal Group Member Information or required so that such prospectus shall not contain an untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

(b) Filing Cooperation. Each Amneal Group Member agrees to cooperate with the Company as reasonably requested by the Company in connection with the preparation and filing of any registration statement in which any Registrable Shares held by such Amneal Group Member are being included.

(c) Holdback.

(i) The Company shall not effect any public sale or distribution of its equity securities, or any securities convertible into or exchangeable or exercisable for such securities, during the ten days prior to and during the 90-day period beginning on the pricing date in connection with any Demand Underwritten Offering or a Piggyback Registration, except pursuant to any registrations on Form S-4 or Form S-8 or any successor form or unless the underwriters managing any such public offering otherwise agree.

(ii) If requested by the managing underwriter(s) for an underwritten offering (primary or secondary) of any equity securities (or securities convertible into or exchangeable or exercisable for equity securities) of the Company, each Amneal Group Member hereby agrees not to effect any Transfer of any Class A Common Stock (or securities convertible into or exchangeable or exercisable for Class A Common Stock), including any sale pursuant to Rule 144 under the Securities Act, and not to effect any Transfer of any other equity security of the Company (in each case, other than as part of such underwritten public offering) during the ten (10) days prior to, and during the 90-day period (or such shorter period as the managing underwriter(s) may permit in writing) beginning on, the effective date of the related registration statement (or date of the prospectus supplement if the offering is made pursuant to a “shelf” registration) pursuant to which such underwritten offering shall be made, provided that all of the Company’s executive officers and directors and any other holders of Class A Common Stock who are selling shares of Class A Common Stock in such underwritten offering enter into similar agreements for the same time period and on no less restrictive terms.

5.7 Expenses. Amneal Group shall bear all agent fees and commissions, underwriting discounts and commissions, and fees and disbursements of its counsel (including the Counsel) and its accountants in connection with any registration of any Registrable Shares pursuant to this Article V and any Company-Assisted PIPE Transaction. The Company shall bear all other fees and expenses in connection with any registration statement prepared, filed or caused to become effective pursuant to this Article V, including all registration and filing fees, all printing costs and all fees and expenses of counsel and accountants for the Company and its Subsidiaries.

5.8 Indemnification; Contribution.

(a) In the event any Registrable Shares are included in a registration statement contemplated by this Agreement, the Company shall, and it hereby agrees to, indemnify and hold harmless, or cause to be indemnified and held harmless, each Amneal Group Member and its respective officers, directors, employees and controlling Persons, if any, in any offering or sale of the Registrable Shares, against any losses, claims, damages or liabilities in respect thereof and expenses (including reasonable fees of counsel) (collectively, “Claims”), to which each such indemnified party may become subject, insofar as such Claims (including any amounts paid in settlement effected with the consent of the Company as provided herein), or actions or proceedings in respect thereof, arise out of or are based upon an untrue statement or alleged untrue statement of a material fact contained in any registration statement, or any preliminary or final prospectus contained therein, or any amendment or supplement thereto, or any document incorporated by reference therein, or arise out of or are based upon any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading, and the Company shall, and it hereby agrees to, reimburse, upon request, each such Amneal Group Member for any legal or other out-of-pocket expenses reasonably incurred and documented by them in connection with investigating or defending any such Claims; provided, however, that the Company shall not be liable to any Amneal Group Member (or its officers, directors, employee and controlling Persons, if any) in any such case to the extent that any such Claims arise out of or are based upon an untrue statement or alleged untrue statement or omission or alleged omission made in such registration statement, or preliminary or final prospectus, or amendment or supplement thereto, in reliance upon and in conformity with the Required Amneal Group Member Information furnished to the Company in writing by such Amneal Group Member or on behalf of such Amneal Group Member by any Representative of the Amneal Group Member, expressly for use therein, that is the subject of the untrue statement or omission.

(b) In the event any Registrable Shares are included in a registration statement contemplated by this Agreement, each Amneal Group Member shall, and hereby agrees to, indemnify and hold harmless the Company and its officers, directors, employees and controlling Persons, if any, in any offering or sale of its Registrable Shares against any Claims to which each such indemnified party may become subject, insofar as such Claims (including any amounts paid in settlement as provided herein), or actions or proceedings in respect thereof, arise out of or are based upon an untrue statement or alleged untrue statement of a material fact contained in any registration statement, or any preliminary or final prospectus contained therein, or any amendment or supplement thereto, or any document incorporated by reference therein, or arise out of or are based upon any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, and each Amneal Group Member shall, and it hereby agrees to, reimburse the Company for any legal or other out-of-pocket expenses reasonably incurred and documented by the Company in connection with investigating or defending any such Claims, in each case only to the extent that such untrue statement or alleged untrue statement or omission or alleged omission was made in reliance upon and in conformity with the Required Amneal Group Member Information furnished to the Company in writing by the Amneal Group Member or its Representative expressly for use therein that is the subject of the untrue statement or omission; provided, however, that the liability of each Amneal Group Member hereunder shall be limited to an amount equal to the dollar amount of the net proceeds received by such Amneal Group Member from the sale of Registrable Shares sold by such Amneal Group Member pursuant to such registration statement or prospectus.

(c) Amneal Group and the Company agree that if, for any reason, the indemnification provisions contemplated by Section 5.8(a) or Section 5.8(b) are unavailable to or are insufficient to hold harmless an indemnified party in respect of any Claims referred to therein, then each indemnifying party shall contribute to the amount paid or payable by such indemnified party as a result of such Claims in such proportion as is appropriate to reflect the relative fault of the indemnifying party, on the one hand, and the indemnified party, on the other hand, with respect to the applicable offering of securities. The relative fault of such indemnifying party and indemnified party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact relates to information supplied by such indemnifying party or by such indemnified party, and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission. If, however, the allocation in the first sentence of this Section 5.8(c) is not permitted by applicable law, then each indemnifying party shall contribute to the amount paid or payable by such indemnified party in such proportion as is appropriate to reflect not only such relative faults, but also the relative benefits of the indemnifying party and the indemnified party, as well as any other relevant equitable considerations. The parties hereto agree that it would not be just and equitable if contributions pursuant to this Section 5.8(c) were to be determined by pro rata allocation or by any other method of allocation which does not take into account the equitable considerations referred to in the preceding sentences of this Section 5.8(c). The amount paid or payable by an indemnified party as a result of the Claims referred to above shall be deemed to include (subject to the limitations set forth in Section 5.9) any legal or other fees or expenses reasonably incurred by such indemnified party in connection with investigating or defending any such action, proceeding or claim. No Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation. Notwithstanding the foregoing, no Amneal Group Member shall be liable to contribute any amount in excess of the dollar amount equal to the sum of (i) the net proceeds received by such Amneal Group Member from the sale of Registrable Shares sold by such Amneal Group Member pursuant to such registration statement or prospectus, minus (ii) any amounts paid or payable by such Amneal Group Member pursuant to Section 5.8(b) (except in the case of fraud or willful misconduct).

5.9 Indemnification Procedures.

(a) If an indemnified party shall desire to assert any claim for indemnification provided for under Section 5.8 in respect of, arising out of or involving a Claim against the indemnified party, such indemnified party shall notify the Company or the Amneal Group Member, as the case may be (the “Indemnifying Party”), in writing of such Claim, the amount or the estimated amount of damages sought thereunder to the extent then ascertainable (which estimate shall not be conclusive of the final amount of such Claim), any other remedy sought thereunder, any relevant time constraints relating thereto and, to the extent practicable, any other material details pertaining thereto (a “Claim Notice”) promptly after receipt by such indemnified party of written notice of the Claim; provided, however, that failure to provide a Claim Notice shall not affect the indemnification obligations provided hereunder except to the extent the Indemnifying Party shall have been materially prejudiced as a result of such failure. The indemnified party shall deliver to the Indemnifying Party, promptly after the indemnified party’s receipt thereof, copies of all notices and documents (including court papers) received by the indemnified party relating to the Claim; provided, however, that failure to provide any such copies shall not affect the indemnification obligations provided hereunder except to the extent the Indemnifying Party shall have been materially prejudiced as a result of such failure.

(b) The Indemnifying Party shall have the right to assume the defense of any Claim for which indemnification is being sought, including the employment of counsel reasonably satisfactory to the indemnified party and the payment of all reasonable fees and expenses incurred in connection with defense thereof. Should the Indemnifying Party so elect to assume the defense of a Claim, the Indemnifying Party will not be liable to the indemnified party for legal expenses subsequently incurred by the indemnified party in connection with the defense thereof, unless: (1) the Indemnifying Party has agreed in writing to pay such fees and expenses; (2) the Indemnifying Party shall have failed promptly to assume the defense of such Claim and to employ counsel reasonably satisfactory to such indemnified party; or (3) such indemnified party shall have been advised by counsel that an actual or potential conflict of interest exists if the same counsel were to represent such indemnified party and the Indemnifying Party or any other indemnified party (in which case, if such indemnified party notifies the Indemnifying Party in writing that it elects to employ separate counsel at the expense of the Indemnifying Party, the Indemnifying Party shall not have the right to assume the defense thereof and such counsel shall be at the expense of the Indemnifying Party); provided, that the Indemnifying Party shall not be liable for the fees and expenses of more than one separate firm of attorneys (in addition to not more than one local counsel that may be required in the opinion of such firm) at any time for all indemnified parties hereunder. If the Indemnifying Party assumes such defense, the indemnified party shall have the right to participate in defense thereof and to employ counsel, at its own expense (except as provided in the immediately preceding sentence), separate from the counsel employed by the Indemnifying Party. If the Indemnifying Party chooses to defend any Claim, the indemnified party shall cooperate in the defense or prosecution thereof. Such cooperation shall include the retention and (upon the Indemnifying Party’s request) the provision to the Indemnifying Party of records and information that are reasonably relevant to such Claim, and the indemnified party shall use reasonable best efforts to make employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Whether or not the Indemnifying Party shall have assumed the defense of a Claim, the indemnified party shall not admit any liability with respect to, or settle, compromise or discharge, such Claim without the Indemnifying Party’s prior written consent (which consent shall not be unreasonably withheld or delayed). The Indemnifying Party may pay, settle or compromise a Claim without the written consent of the indemnified party, so long as such settlement includes (i) an unconditional release of the indemnified party from all liability in respect of such Claim, (ii) does not subject the indemnified party to any injunctive relief or other equitable remedy, and (iii) does not include a statement or admission of fault, culpability or failure to act by or on behalf of any indemnified party.

5.10 Rule 144. The Company will file the reports required to be filed by it under the Securities Act and the Exchange Act and the rules and regulations adopted by the SEC thereunder (or, if the Company is not required to file such reports, will, upon the request of Amneal Group, make publicly available other information) and will take such further action as any Amneal Group Member may reasonably request, all to the extent required from time to time to enable each Amneal Group Member to sell Class A Common Stock without registration under the Securities Act within the limitation of the exemptions provided by (i) Rule 144 under the Securities Act, as such rule may be amended from time to time or (ii) any similar rule or regulation hereafter adopted by the SEC. Upon the reasonable request of any Amneal Group Member, the Company will deliver to such parties a written statement as to whether it has complied with such requirements and will, at its expense, forthwith upon the request of any such Amneal Group Member, deliver to such Amneal Group Member a certificate, signed by the Company’s principal financial officer, stating (a) the Company’s name, address and telephone number (including area code), (b) the Company’s Internal Revenue Service identification number, (c) the Company’s SEC file number, (d) the number of shares of each class of capital stock outstanding as shown by the most recent report or statement published by the Company, and (e) whether the Company has filed the reports required to be filed under the Exchange Act for a period of at least ninety (90) days prior to the date of such certificate and in addition has filed the most recent annual report required to be filed thereunder.

5.11 Preservation of Rights. The Company will not (i) grant any registration rights to third parties which are more favorable than or inconsistent with the rights granted hereunder or (ii) enter into any agreement, take any action, or permit any change to occur, with respect to its securities that violates or subordinates the rights expressly granted to Amneal Group in this Agreement. Notwithstanding the foregoing, the Company is hereby expressly permitted to grant the registration rights contemplated by Section 2 of that certain letter agreement, dated as of the date hereof, between the Company and TPG.

5.12 Transfer of Registration Rights. The rights of each Amneal Group Member under this Agreement may be assigned to any direct or indirect transferee of an Amneal Group Member permitted under this Agreement who agrees in writing to be subject to and bound by all the terms and conditions of this Agreement. In furtherance of the foregoing and in lieu of an assignment of rights pursuant to the foregoing sentence, if requested by any Amneal Group Member in connection with any such Transfer by an Amneal Group Member, the Company will enter into one or standalone registration rights agreements for the benefit of such direct or indirect transferee providing for registration rights that are substantially consistent with the rights of such Amneal Group Member under this Agreement.

ARTICLE VI

FINANCIAL AND OTHER INFORMATION

Unless otherwise expressly provided, each of the covenants and agreements in this Article VI shall terminate at the end of the fiscal year of the Company in which the Trigger Date occurs:

6.1 Exchange of Information. Until the end of the fiscal year of the Company in which the Trigger Date occurs, each of the members of Amneal Group and the Company Group, on behalf of itself and the other members of its respective Group, agrees to use commercially reasonable efforts to provide, or cause to be provided, to the other, at any time after the date hereof, as soon as reasonably practicable after written request therefor, any Information in the possession or under the control of such respective Group which the requesting party reasonably needs to comply with reporting, disclosure or filing requirements imposed on the requesting party or a member of its Group (including under applicable securities or Tax Laws) by a Governmental Entity having jurisdiction over the requesting party or such member of its Group; provided, however, that in the event that any Party determines that any such provision of Information could be commercially detrimental, violate any Law or agreement, or waive any attorney-client privilege, the Parties shall take reasonable measures to permit the compliance with such obligations in a manner that avoids any such harm or consequence. In connection therewith, each Party shall use its commercially reasonable efforts to respond to reasonable requests from the other Party for information regarding the Information delivered pursuant to this Section 6.1 and, if requested, shall make appropriate personnel available to discuss such Information.

6.2 Ownership of Information. Any Information owned by one Group that is provided to a requesting Party pursuant to Section 6.1 shall be deemed to remain the property of the providing Group. Unless specifically set forth herein, nothing contained in this Agreement shall be construed as granting or conferring rights of license or otherwise in any such Information.

6.3 Compensation for Providing Information. In connection with Information exchanged pursuant to Section 6.1, the Party requesting Information agrees to reimburse the other Party for the reasonable, documented out-of-pocket costs, if any, of creating, gathering and copying such Information or otherwise performing, to the extent that such costs are incurred for the benefit of the requesting Party. Except as may be otherwise specifically provided elsewhere in this Agreement, or in any other agreement between the Parties, such costs shall be computed in accordance with the providing Party’s standard methodology and procedures.

6.4 Record Retention. To facilitate the possible exchange of Information pursuant to this Article VI and other provisions of this Agreement, Amneal Group and the Company agree to use their reasonable best efforts to retain all Information in their respective possession or control in accordance with the policies of Amneal Group as in effect on the date of the Closing, to the extent such policies are communicated in writing to the Company reasonably in advance, or such other policies as may be reasonably adopted by the appropriate Party after the date hereof. Neither Party will destroy, or permit any of its Subsidiaries to destroy, any Information which the other Party may have the right to obtain pursuant to this Agreement prior to the fifth anniversary of the date of the Closing without first using its reasonable best efforts to notify the other Party of the proposed destruction and giving the other Party the opportunity to take possession of such Information prior to such destruction; provided, however, no Party will destroy, or permit any of its Subsidiaries to destroy, any Information required to be retained by applicable Law.

6.5 Production of Witnesses; Records; Cooperation.

(a) Except in the case of an adversarial Action by one Party against another Party, each member of Amneal Group and the Company shall use its reasonable best efforts to make available to each other Party, upon written request, the former, current and future directors, officers, employees, other personnel and agents of the members of its respective Group as witnesses and any books, records or other documents within its control or which it otherwise has the ability to make available, to the extent that any such person (giving consideration to business demands of such directors, officers, employees, other personnel and agents) or books, records or other documents may reasonably be required in connection with any Action in which the requesting Party may from time to time be involved. The requesting Party shall bear all costs and expenses in connection therewith.

(b) Without limiting the foregoing, Amneal Group and the Company shall cooperate and consult to the extent reasonably necessary with respect to any Actions.

(c) In connection with any matter contemplated by this Section 6.5, Amneal Group and the Company intend to and will maintain any applicable attorney-client privilege, work product doctrine, and other applicable privileges, doctrines, or immunities of any member of any Group.

6.6 Privilege. To the fullest extent permitted by law, the provision of any information pursuant to this Article VI shall not be deemed a waiver of any privilege, including privileges arising under or related to the attorney-client privilege or any other applicable privilege (a “Privilege”). Neither the Company or any member of the Company Group nor any member of Amneal Group will be required to provide any information pursuant to this Article VI if the provision of such information would serve as a waiver of any Privilege afforded such information.

ARTICLE VII

MISCELLANEOUS

7.1 Corporate Power. Each member of Amneal Group represents on behalf of itself and the Company represents on behalf of itself, as follows:

(a) each such Person has the requisite corporate or other power and authority and has taken all corporate or other action necessary in order to execute, deliver and perform this Agreement and to consummate the transactions contemplated hereby; and

(b) this Agreement has been duly executed and delivered by it and constitutes a valid and binding agreement of it enforceable in accordance with the terms thereof.

7.2 Confidentiality.

(a) Company Confidential Information. For a period of four (4) years following the Closing Date, subject to Section 7.2(c) and except as contemplated by this Agreement or any Transaction Document, Amneal Group shall not, and shall cause its Subsidiaries and their respective officers, directors, employees, and other agents and representatives (collectively, “Representatives”), not to, directly or indirectly, disclose, reveal, divulge or communicate to any Person, other than its Representatives or its Affiliates who reasonably need to know such information in providing services to any member of Amneal Group, any Company Confidential Information. If any disclosures are made in connection with providing services to any member of Amneal Group under this Agreement or any Transaction Document, then the Company Confidential Information so disclosed shall be disclosed solely to the extent necessary to perform such services. Amneal Group shall use the same degree of care to prevent and restrain the unauthorized use or disclosure of the Company Confidential Information by any of their Representatives as they currently use for their own confidential information of a like nature, but in no event less than a reasonable standard of care. For purposes of this Section 7.2(a), any Information relating to the business currently or formerly conducted, or proposed to be conducted, by any member of the Company Group furnished to or in the possession of any member of Amneal Group, irrespective of the form of communication, and all notes, analyses, compilations, forecasts, data, translations, studies, memoranda or other documents prepared by any member of Amneal Group or their respective officers, directors and Affiliates, that contain or otherwise reflect such Information is hereinafter referred to as “Company Confidential Information.” Company Confidential Information does not include, and there shall be no obligation hereunder with respect to, information that (i) is or becomes generally available to the public, other than as a result of a disclosure by any Amneal Group Member not otherwise permissible hereunder, (ii) Amneal Group can demonstrate was or became available to any Amneal Group Member from a source other than the Company or its Affiliates or (iii) is developed independently by an Amneal Group Member without reference to the Company Confidential Information; provided, however, that, in the case of clause (ii), the source of such information was not known by such member of Amneal Group to be bound by a confidentiality agreement with, or other contractual, legal or fiduciary obligation of confidentiality to, any member of the Company Group with respect to such information. In the event any Amneal Group Member receives Company Confidential Information after the Trigger Date, Amneal Group shall keep and shall cause its Representatives to keep such Company Confidential Information confidential for the period of one (1) year following the date such Company Confidential Information was disclosed to Amneal Group.

(b) Amneal Confidential Information. For a period of four (4) years following the Closing Date, subject to Section 7.2(c) and except as contemplated by this Agreement or any Transaction Document, the Company shall not, and shall cause its Affiliates and their respective Representatives, not to, directly or indirectly, disclose, reveal, divulge or communicate to any Person, other than its Representatives or its Affiliates who reasonably need to know such information in providing services to the Company or any member of the Company Group, any Amneal Confidential Information. If any disclosures are made in connection with providing services to any member of the Company Group under this Agreement or any Transaction Document, then the Amneal Confidential Information so disclosed shall be disclosed solely to the extent necessary to perform such services. The Company Group shall use the same degree of care to prevent and restrain the unauthorized use or disclosure of the Amneal Confidential Information by any of their Representatives as they currently use for their own confidential information of a like nature, but in no event less than a reasonable standard of care. For purposes of this Section 7.2(b), any Information relating to the businesses currently or formerly conducted, or proposed to be conducted, by Amneal Group or any of their respective Affiliates (other than any member of the Company Group) furnished to or in the possession of any member of the Company Group, irrespective of the form of communication, and all notes, analyses, compilations, forecasts, data, translations, studies, memoranda or other documents prepared by the Company, any member of the Company Group or their respective officers, directors and Affiliates, that contain or otherwise reflect such Information is hereinafter referred to as “Amneal Confidential Information.” Amneal Confidential Information does not include, and there shall be no obligation hereunder with respect to, information that (i) is or becomes generally available to the public, other than as a result of a disclosure by any member of the Company Group not otherwise permissible hereunder, (ii) the Company can demonstrate was or became available to any member of the Company Group from a source other than Amneal Group or its Affiliates or (iii) is developed independently by a member of the Company Group without reference to the Amneal Confidential Information; provided, however, that, in the case of clause (ii), the source of such information was not known by a member of the Company Group to be bound by a confidentiality agreement with, or other contractual, legal or fiduciary obligation of confidentiality to, any member of Amneal Group with respect to such information. In the event any member of the Company Group receives Amneal Confidential Information after the Trigger Date, the Company shall keep and shall cause its Representatives to keep such Amneal Confidential Information confidential for the period of one (1) year following the date such Amneal Confidential Information was disclosed to the Company Group.

(c) If Amneal Group or its Affiliates, on the one hand, or the Company or its Affiliates, on the other hand, are requested or required (by oral question, interrogatories, requests for information or documents, subpoena, civil investigative demand or similar process) by any Governmental Entity or pursuant to applicable Law or stock exchange requirements to disclose or provide any Company Confidential Information or Amneal Confidential Information, as applicable, the Person receiving such request or demand, or so required by applicable Law or stock exchange requirements, shall, to the extent practicable and legally permissible, promptly provide the other Party with advance written notice of such request, demand or requirement and will reasonably cooperate other Party (at such other Party’s sole expense) with the other Party’s efforts to seek confidential treatment of any Confidential Information to be disclosed and/or to obtain a protective order narrowing the scope of disclosure. Confidential Information that is disclosed pursuant to this Section 7.2(c) will remain otherwise subject to the confidentiality and non-use provisions set forth herein. Subject to the foregoing, the Party that received such request or demand may thereafter disclose or provide any Company Confidential Information or Amneal Confidential Information, as the case may be, only to the extent required by such Law or stock exchange requirement (as so advised by counsel) or by lawful process or such Governmental Entity.

7.3 Governing Law; Consent to Jurisdiction. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to any applicable principles of conflict of laws that would cause the Laws of another State to otherwise govern this Agreement. The Parties agree that any Action seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby (whether brought by any Party or any of its Affiliates or against any Party or any of its Affiliates) shall be heard and determined exclusively in the Delaware Court of Chancery; provided, that if the Delaware Court of Chancery does not have jurisdiction over such Action, such Action shall be heard and determined exclusively in the Superior Court of the State of Delaware (Complex Commercial Division); provided, further, that if subject matter jurisdiction over the matter that is the subject of the Action is vested exclusively in the federal courts of the United States of America, such Action shall be heard in the United States District Court for the District of Delaware. Consistent with the preceding sentence, each of the Parties hereby (i) submits to the exclusive jurisdiction of such courts for the purpose of any Action arising out of or relating to this Agreement brought by any Party; (ii) agrees that service of process will be validly effected by sending notice in accordance with Section 7.5; (iii) irrevocably waives, and agrees not to assert by way of motion, defense or otherwise, in any such Action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the Action is brought in an inconvenient forum, that the venue of the Action is improper, or that this Agreement or the transactions contemplated by this Agreement may not be enforced in or by any of the above named courts; and (iv) agrees not to move to transfer any such Action to a court other than any of the above-named courts.

7.4 Waiver of Jury Trial. EACH OF THE PARTIES HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS. EACH OF THE PARTIES HEREBY (A) CERTIFIED THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF THE OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 7.4.

7.5 Notices. Except for notices that are specifically required by the terms of this Agreement to be delivered orally, all notices, requests, claims, demands and other communications hereunder shall be in writing and shall be deemed given, delivered and/or provided (a) when delivered personally, by facsimile (which is confirmed by a printed confirmation produced by the sending machine) or by e-mail of a .pdf attachment (for which a confirmation email is obtained), or (b) on the next Business Day when dispatched for overnight delivery by Federal Express or a similar courier, in either case, to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

If to Amneal Group, to:

Amneal Holdings, LLC

c/o AE Companies, LLC

995 Route 202/206

Bridgewater, NJ 08807

Attention: Chirag Patel

Email: chiragp@aecollc.com

and

Amneal Holdings, LLC

520 Newport Center Drive

Newport Beach, CA 92660

Attention: Edward G. Coss

Email: edc@tarsadia.com

with a copy to (which shall not constitute notice):

Latham & Watkins LLP

885 3rd Ave

New York, NY 10022

Attention: Charles K. Ruck; R. Scott Shean

Email: charles.ruck@lw.com; scott.shean@lw.com

If to the Company, to:

Amneal Pharmaceuticals, Inc.

400 Crossing Boulevard, Third Floor

Bridgewater, New Jersey 08807

Attn: General Counsel

with a copy to (which shall not constitute notice):

Sullivan & Cromwell LLP

125 Broad Street

New York, NY 10004

Attention: Francis J. Aquila

Email: aquilaf@sullcrom.com

7.6 Severability. If any provision of this Agreement shall be held to be illegal, invalid or unenforceable under any applicable Law, then such contravention or invalidity shall not invalidate the entire Agreement. Such provision shall be deemed to be modified to the extent necessary to render it legal, valid and enforceable, and if no such modification shall render it legal, valid and enforceable, then this Agreement shall be construed as if not containing the provision held to be invalid, and the rights and obligations of the Parties shall be construed and enforced accordingly.

7.7 Entire Agreement. This Agreement (including the annexes, exhibits and letters hereto) and the Transaction Documents constitute the entire agreement, and supersede all other prior agreements and understandings (both written and oral), among the Parties with respect to the subject matter hereof and thereof.

7.8 Assignment; No Third-Party Beneficiaries. This Agreement shall not be assigned by any of the Parties without the prior written consent of the other Parties; provided, that notwithstanding the foregoing, each Amneal Group Member shall be entitled to assign such Amneal Group Member’s rights and obligations (i) under this Agreement, collectively, in connection with any Transfer of shares of Company Common Stock permitted under Section 4.1(b)(i)(E), Section 4.1(b)(i)(F) or Section 4.1(c) (in which case such transferee shall, prior to any such Transfer, agree in a writing reasonably acceptable to the Company to be bound by the terms of this Agreement as a party hereto in the position of an Amneal Group Member) or (ii) under Article V (Registration Rights), in connection with any Transfer of Registrable Shares. This Agreement is for the sole benefit of the Parties to this Agreement and the members of their respective Group and their permitted successors and assigns, including any transferee in a Permitted Transfer (as defined in the Amneal Pharmaceuticals LLC Agreement), and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person or entity (other than the Conflicts Committee, which is an intended third party beneficiary of the covenants set forth in this Agreement) any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

7.9 Amendment; Waiver. No provision of this Agreement may be amended or modified except by a written instrument signed by all the Parties to such agreement; provided, that any material amendment or modification of this Agreement shall require the prior written consent of the Conflicts Committee. Either Party may, in its sole discretion, waive any and all rights granted to it in this Agreement; provided, that no waiver by any Party of any provision hereof shall be effective unless explicitly set forth in writing and executed by the Party so waiving; provided, further, that any waiver of any or all of the Company’s rights granted under this Agreement shall require the prior written consent of the Conflicts Committee. The waiver by any Party of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any other subsequent breach.

7.10 Interpretations. When a reference is made in this Agreement to an Article, Section or Schedule, such reference shall be to an Article, Section or Schedule to this Agreement unless otherwise indicated. The words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation.” Any references in this Agreement to “the date hereof” refers to the date of execution of this Agreement. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. References to “this Agreement,” “hereof,” “herein,” and “hereunder” refer to this Agreement as a whole and not to any particular provision of this Agreement and include any schedules, annexes, exhibits or other attachments to this Agreement. The word “or” shall be deemed to mean “and/or.” All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. References to a Person are also to its permitted successors and assigns. The Parties have participated jointly in the negotiation and drafting of this Agreement with the assistance of counsel and other advisors and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement or interim drafts of this Agreement.

7.11 Privileged Matters.

(a) Each of the Parties agrees, on its own behalf and on behalf of its directors, officers, employees and Affiliates, that the law firms listed on Schedule 7.11(a) (the “Impax Law Firms”) may serve as counsel following consummation of the Transactions to the Company Group or any director, officer, employee or Affiliate of any member of the Company Group, in connection with any litigation, claim or obligation arising out of or relating to this Agreement, the other Transaction Documents or the Transactions notwithstanding any prior representation of Impax or any member of the Company Group by the Impax Law Firms. In connection with any representation expressly permitted pursuant to the prior sentence, Amneal Group hereby irrevocably waives and agrees not to assert any conflict of interest arising from or in connection with prior representation of Impax or any of its Affiliates by the Impax Law Firms. As to any

privileged communications, or communications claimed to be privileged, in any form or format whatsoever between or among the Impax Law Firms, on the one hand, and Impax, the Company, any other member of the Company Group, or any of their respective directors, officers, employees or other representatives, on the other hand, prior to the Closing that relate to (i) the negotiation, documentation and consummation of the Transactions or any alternative transactions presented to or considered by Impax, the Company or any other member of the Company Group, or (ii) any dispute arising under this Agreement or the other Transaction Documents (collectively, the “Privileged Impax Communications”), Amneal Group, together with any of its Affiliates, successors or assigns, agrees that it and they may not use or rely on any of the Privileged Impax Communications in any action against or involving any of the other Parties after the Closing (other than in connection with any claim of fraud or any willful and material breach), absent an express waiver or consent by the pertinent member or members of the Company Group or a final determination by a court of law that the communication is not privileged.

(b) Each of the Parties agrees, on its own behalf and on behalf of its directors, officers, employees and Affiliates, that the law firms listed on Schedule 7.11(b) (the “Amneal Law Firms”) may serve as counsel following consummation of the Transactions to the Amneal Group or any director, officer, employee or Affiliate of any Amneal Group Member, in connection with any litigation, claim or obligation arising out of or relating to this Agreement, the other Transaction Documents or the Transactions notwithstanding any prior representation of Amneal Pharmaceuticals LLC or any of its Affiliates by the Amneal Law Firms. In connection with any representation expressly permitted pursuant to the prior sentence, Company Group hereby irrevocably waives and agrees not to assert any conflict of interest arising from or in connection with prior representation of Amneal Pharmaceuticals LLC or any of its Affiliates by the Amneal Law Firms. As to any privileged communications, or communications claimed to be privileged, in any form or format whatsoever between or among the Amneal Law Firms, on the one hand, and Amneal Pharmaceuticals LLC, any of its Affiliates (including any Amneal Group Member), or any of their respective directors, officers, employees or other representatives, on the other hand, prior to the Closing that relate to (i) the negotiation, documentation and consummation of the Transactions or any alternative transactions presented to or considered by Amneal or any other Amneal Group Member, or (ii) any dispute arising under this Agreement or the other Transaction Documents (collectively, the “Privileged Amneal Communications”), Company Group, together with any of its Affiliates, successors or assigns, agrees that it and they may not use or rely on any of the Privileged Amneal Communications in any action against or involving any of the other Parties after the Closing (other than in connection with any claim of fraud or any willful and material breach), absent an express waiver or consent by the pertinent member or members of the Amneal Group or a final determination by a court of law that the communication is not privileged.

7.12 Counterparts; Electronic Transmission of Signatures. This Agreement may be executed in any number of counterparts and by different Parties in separate counterparts, and delivered by means of electronic mail transmission or otherwise, each of which when so executed and delivered shall be deemed to be an original and all of which when taken together shall constitute one and the same agreement.

7.13 Enforceable by the Conflicts Committee. All of the Company’s and Amneal Pharmaceuticals LLC’s rights under this Agreement and the other Transaction Documents may be enforced by the Conflicts Committee; provided that nothing in this Agreement shall require the Conflicts Committee to act on behalf of, or enforce any rights of, the Company or Amneal Pharmaceuticals LLC. Any recovery in connection with an Action brought by the Conflicts Committee hereunder or thereunder shall be for the proportionate benefit of all Other Stockholders.

[The remainder of this page has been intentionally left blank;

the next page is the signature page.]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed on the date first written above by their respective duly authorized officers.

AMNEAL PHARMACEUTICALS HOLDING COMPANY, LLC

By:	/s/ Chirag Patel
Name: Chirag Patel
Title: Manager

AP CLASS D MEMBER, LLC

By:	/s/ Chirag Patel
Name: Chirag Patel
Title: Manager

AP CLASS E MEMBER, LLC

By	/s/ Chirag Patel
	Name:	Chirag Patel
	Title:	Manager

AH PPU MANAGEMENT, LLC

By	/s/ Chirag Patel
	Name:	Chirag Patel
	Title:	Manager

ATLAS HOLDINGS, INC.

By	/s/ Paul M. Bisaro
	Name:	Paul M. Bisaro
	Title:	Chief Executive Officer and President

Exhibit A

ATLAS HOLDINGS, INC.

CONFLICTS COMMITTEE CHARTER

This Conflicts Committee Charter (the “Charter”) has been adopted by the Company Board of Directors (the “Company Board”) of Atlas Holdings, Inc., a Delaware corporation (the “Company”).

I.	Purpose

The Conflicts Committee (the “Committee”) of the Company Board is responsible for providing leadership and guidance to the Company Board and the Company regarding transactions or situations involving potential conflicts of interest between any member of the Company Group, on the one hand, and any member of Amneal Group, or any director, officer, employee or associate of any Amneal Group Member, on the other hand.

This Charter is intended to implement the provisions of the Stockholders Agreement, dated as of October 17, 2017, by and among the Company and Amneal Group, as defined therein (as amended from time to time, the “Stockholders Agreement”). Capitalized terms used in this Charter but not otherwise defined have the meanings given to such terms in the Stockholders Agreement. In the event of any conflict between this Charter and the Stockholders Agreement, the provisions of the Stockholders Agreement shall prevail.

II.	Term and Composition

The Committee shall exist until the first date on which Amneal Group ceases to beneficially own at least ten percent (10%) of the outstanding shares of the Company Common Stock.

The number of directors which constitute the Committee shall be determined by the Company Board from time to time. The Committee shall be comprised solely of Company Independent Directors appointed to serve on the Committee by a majority of the Company Independent Directors then serving on the Company Board. The Company Board shall elect or appoint a chairperson of the Committee (or, if it does not do so, the Committee members shall elect a chairperson by vote of a majority of the full Committee). The members of the Committee shall serve for a term of one year or until their successors shall be appointed and qualified. No member of the Committee shall be removed except by majority vote of the Company Independent Directors then serving on the Company Board. A majority of the Company Independent Directors then serving on the Company Board shall have the authority to fill vacancies or add additional members to the Committee.

III.	Meetings and Procedure

The Committee shall meet as many times as it deems necessary or advisable to carry out its duties and responsibilities. The chairperson of the Committee or a majority of the members of the Committee may call a special meeting of the Committee. One or more meetings may be conducted in whole or in part by telephone conference call or similar means if it is impracticable to obtain the personal presence of each Committee member. A majority of the members of the Committee shall constitute a quorum.

Information and materials that are important to the Committee’s understanding of the agenda items and other topics to be considered at a Committee meeting should, to the extent practicable, be distributed sufficiently in advance of the meeting to permit prior review by the directors. In the event of a pressing need for the Committee to meet on short notice or if such materials contain highly confidential or sensitive information, it is recognized that written materials may not be available in advance of the meeting.

The Company shall make available to the Committee, at its meetings and otherwise, such individuals and entities as may be designated from time to time by the Committee. Following each of its meetings, the Committee shall deliver a report on the meeting to the Company Board, including a description of all actions taken by the Committee at the meeting. The Committee shall keep written minutes of its meetings, which minutes shall be maintained with the books and records of the Company.

IV.	Responsibilities and Duties of the Conflicts Committee

The Committee shall have the authority and responsibilities set forth in the Stockholders Agreement, the other Transaction Documents and as may otherwise be delegated to the Committee by the Nominating Committee or the Company Board from time to time. Such authority and responsibilities include but are not limited to:

A.	Review and report to the Company Board regarding potential conflicts of interest of directors and director nominees, and review the qualifications of directors and director nominees as Independent Directors and/or Company Independent Directors.

B.	Review and approval of certain Transfers of shares of Company Common Stock by an Amneal Group Member to third parties as required pursuant to Section 4.1(b) of the Stockholders Agreement.

C.	Review and approval of acquisitions of Company Common Stock by Amneal Group and certain other actions of Amneal Group as required pursuant to Section 4.1(d) of the Stockholders Agreement.

D.	Determination of whether any transaction between any member of the Company Group, on the one hand, and any member of Amneal Group, or any director, officer, employee or associate of any Amneal Group Member, on the other hand, is a Related Party Transaction that must be reviewed and approved by the Committee in accordance with the criteria set forth in the immediately following sentence. Specifically, the Committee shall be responsible for the review and approval of the following:

a.	Any Related Party Transaction that (i) involves aggregate amounts above $2,500,000, measured by payments (together with all substantially related payments) to or from the Company Group, or (ii) is otherwise material (with materiality defined in a manner consistent with the Company’s SEC disclosure requirements) to the Company Group, taken as a whole, in any non-monetary respect;

b.	Any material amendments or modifications to, or terminations of, any of the Transaction Documents; and

c.	Any material waivers, consents or elections of the Company’s or Amneal Pharmaceuticals LLC’s rights under any of the Transaction Documents (except as otherwise set forth in Section 4.2(a) of the Stockholders Agreement).

E.	Review and approval of any proposal by any Amneal Group Member of a transaction, or series of related transactions, reasonably expected to result in the acquisition of all of the Company Common Stock held by Other Stockholders, pursuant to Section 4.1(f) of the Stockholders Agreement.

F.	Determination of whether to impose a Blackout Period in accordance with Section 5.2 of the Stockholders Agreement.

G.	Review and approval of any material amendment or modification of the Stockholders Agreement, or any material waiver of any or all of the Company’s rights granted under the Stockholders Agreement.

H.	Enforcement of the Company’s rights under the Stockholders Agreement and the other Transaction Documents, at the Committee’s sole discretion, pursuant to Section 7.13 of the Stockholders Agreement.

I.	Approval of the Charter and any amendments, modifications or supplements hereto from time to time; provided that, any amendments, modifications or supplements of the Charter shall be approved by (x) seventy-five percent (75%) of the directors comprising the Company Board, (y) a majority of the Company Independent Directors then serving on the Company Board and (z) a majority of the Committee.

V.	Advisors

The Committee shall be fully empowered to requisition reasonable assistance from employees of the Company, including legal and financial staff, to retain independent legal, financial and other advisors, at the Company’s expense, as the Committee deems necessary and to approve or not approve any transaction or other matter submitted to the Committee (and such non-approval shall be binding on the Company Board). The Committee shall have sole authority to approve related fees and retention terms.

VI.	Delegation

Any duties and responsibilities of the Committee may be delegated to a subcommittee of the Committee.

ANNEX B

FORM OF BYLAWS

OF

AMNEAL PHARMACEUTICALS, INC.

(a Delaware corporation)

ARTICLE I

OFFICES

SECTION 1. OFFICES. Amneal Pharmaceuticals, Inc. (the “Corporation”) shall maintain its registered office in the State of Delaware at 251 Little Falls Drive, Wilmington, Delaware, County of New Castle, 19808, and its resident agent at such address is the Corporation Service Company. The Corporation may also have and maintain offices in such other places within or outside of the State of Delaware or elsewhere as the Board of Directors of the Corporation (the “Board”) may, from time to time, determine or as the business of the Corporation may require.

ARTICLE II

MEETINGS OF STOCKHOLDERS

SECTION 2. ANNUAL MEETINGS. Annual meetings of stockholders for the election of directors and for such other business as may properly come before such meeting in accordance with all applicable requirements of these Bylaws and the General Corporation Law of the State of Delaware, as amended from time to time (the “DGCL”), shall be held at such place, either within or without the State of Delaware, and at such time and date as shall from time to time be determined by the Board. Any previously scheduled annual meeting of the stockholders may be postponed by action of the Board taken prior to the time previously scheduled for such annual meeting of stockholders. The Board may, in its sole discretion, determine that the meeting shall not be held at any place, but may instead be held solely by means of remote communication as provided under the DGCL.

SECTION 3. SPECIAL MEETINGS. Special meetings of stockholders, unless otherwise prescribed by the DGCL or the Restated Certificate of Incorporation of the Corporation (as amended from time to time, the “Certificate”), may be called by a Co-Chairman of the Board, the Chief Executive Officer or by resolution adopted by a majority of the total number of authorized directors (whether or not there exists any vacancies in previously authorized directorships at the time any such resolution is presented to the Board for adoption). Only such business as is specified in the Corporation’s notice of any such special meeting of stockholders shall come before, and be conducted at, such meeting. A special meeting shall be held at such place, on such date and at such time as shall be fixed by the Board. Any previously scheduled special meeting of the stockholders may be postponed by action of the Board taken prior to the time previously scheduled for such special meeting of stockholders.

SECTION 4. NOTICE OF MEETINGS. Whenever stockholders are required or permitted to take any action at a meeting, a written notice of the meeting shall, unless otherwise provided by law, the Certificate or these Bylaws, be given not less than ten (10) days nor more than sixty (60) days before the date of any such meeting to each stockholder entitled to vote at such meeting, such notice to specify the place, if any, date and hour and, in the case of special meetings, the purpose or purposes of the meeting, and the means of remote communications, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at any such meeting. If mailed, notice is given when deposited in the United States mail, postage prepaid, directed to the stockholder at such stockholder’s address as it appears on the records of the corporation. Such notice may be waived in writing, signed by the person entitled to notice thereof or by electronic transmission by such person, either before or after such meeting, and will be waived by any stockholder by his attendance thereat in person, by remote communication, if applicable, or by proxy, except when the stockholder attends a meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened. Any stockholder so waiving notice of such meeting shall be bound by the proceedings of any such meeting in all respects as if due notice thereof had been given.

SECTION 5. QUORUM. At all meetings of stockholders, except where otherwise provided by statute, by the Certificate, or by these Bylaws, the presence, in person, by remote communication, if applicable, or represented by proxy duly authorized, of the holders of a majority of the issued and outstanding shares of stock entitled to vote thereat shall constitute a quorum for the transaction of business. Where a separate vote by a class, classes or series is required, except where otherwise provided by statute, the Certificate or these Bylaws, a majority in voting power of the outstanding shares of such class, classes or series, present in person, by remote communication, if applicable, or represented by proxy duly authorized, shall constitute a quorum entitled to take action with respect to that vote on that matter. In the absence of a quorum, any meeting of stockholders may be adjourned, from time to time, either by the chairman of the meeting or by vote of the holders of a majority of the shares represented thereat, but no other business shall be transacted at such meeting. The stockholders present at a duly called or convened meeting, at which a quorum is present, may continue to transact business until adjournment, notwithstanding the withdrawal of enough stockholders to leave less than a quorum.

SECTION 6. VOTING. Unless otherwise provided in the Certificate, each stockholder shall be entitled to one vote for each share of capital stock held by such stockholder. The Board, in its discretion, or the chairperson of the meeting of stockholders, in his or her discretion, may require that any votes cast at a meeting of stockholders shall be cast by written ballot. In all matters other than the election of directors, the affirmative vote of the majority in voting power of shares of stock present in person, by remote communication, if applicable, or represented by proxy at the meeting and entitled to vote on the subject matter shall be the act of the stockholders unless a different or minimum vote is required by the Certificate, these Bylaws or the rules and regulations of any stock exchange applicable to the Corporation or its securities, in which case such different or minimum vote shall be the applicable vote on the matter. Each director shall be elected by the affirmative vote of the majority of the votes cast with respect to such director’s election (meaning the number of shares voted “for” a nominee must exceed the number of shares voted “against” such nominee) at any meeting for the election of directors at which a quorum is present; provided that each director shall be elected by a plurality of the votes cast (instead of by votes cast for or against a nominee) at any meeting at which a quorum in present for which the Board determines that the number of nominees exceeds the number of directors to be elected at such election and such determination has not been rescinded by the Board on or prior to the tenth day preceding the date the Corporation first mails its notice of meeting for such meeting to the stockholders (a “Contested Election”). In an election other than a Contested Election, stockholders will be given the choice to cast votes “for” or “against” the election of directors or to “abstain” from such vote (with abstentions and broker non-votes not counted as a vote cast “for” or “against” the election of such candidate), and stockholders shall not have the ability to cast any other vote with respect to such election of directors. In a Contested Election, stockholders will be given the choice to cast “for” or “withhold” votes for the election of directors (with abstentions and broker non-votes not counted as a vote cast) and shall not have the ability to cast any other vote with respect to such election of directors.

SECTION 7. INSPECTORS. The Board may, in advance of any meeting of stockholders, appoint one or more inspectors to act at such meeting or any adjournment thereof. If any of the inspectors so appointed shall fail to appear or act, the chairman of the meeting may, or if inspectors shall not have been appointed, the chairman of the meeting shall, appoint one or more inspectors. Each inspector, before entering upon the discharge of his duties, shall take and sign an oath faithfully to execute the duties of inspector at such meeting with strict impartiality and according to the best of his ability. The inspectors shall (a) ascertain the number of shares of capital stock of the Corporation outstanding and the voting power of each, (b) ascertain the number of shares represented at the meeting, (c) ascertain the existence of a quorum, (d) ascertain the validity and effect of proxies, (e) count and tabulate all votes, ballots or consents, (f) determine and retain for a reasonable period a record of the disposition of all challenges made to any determination made by the inspectors, (g) certify the determination of the number of shares represented at the meeting and their count of all votes and ballots, and (h) do such other acts as are proper to conduct the election or vote in accordance with applicable law. On request of the chairman of the meeting, the inspectors shall make a report in writing of any challenge, request or matter determined by them and shall execute a certificate of any fact found by them. No director or candidate for the office of director shall act as an inspector of an election of directors. The inspectors may appoint or retain other persons or entities to assist the inspectors in the performance of the duties of the inspectors. In determining the validity and counting of all proxies and ballots, the inspectors shall act in accordance with applicable law.

SECTION 8. CONDUCT OF MEETINGS. A Co-Chairman of the Board shall preside at all stockholders’ meetings. In the absence of a Co-Chairman of the Board, the Chief Executive Officer shall preside or, in his or her absence, any officer designated by the Board shall preside. The Secretary, or, in the Secretary’s absence, an Assistant Secretary, or in the absence of both the Secretary and Assistant Secretaries, a person appointed by the chairman of the meeting shall serve as secretary of the meeting. In the event that the Secretary presides at a meeting of the stockholders, an Assistant Secretary shall record the minutes of the meeting. To the maximum extent permitted by law, the Board shall be entitled to make such rules or regulations for the conduct of meetings of stockholders as it shall deem necessary, appropriate or convenient. Subject to such rules and regulations of the Board, if any, the chairman of the meeting shall have the right and authority to convene and (for any or no reason) to recess and/or adjourn the meeting and to prescribe such rules, regulations and procedures and take such action as, in the discretion of such chairman, are deemed necessary, appropriate or convenient for the proper conduct of the meeting. Such rules, regulations and procedures, whether adopted by the Board or prescribed by the chairman of the meeting, may include, without limitation, the following: (a) establishing an agenda for the meeting and the order for the consideration of the items of business on such agenda; (b) restricting admission to the time set for the commencement of the meeting; (c) limiting attendance at the meeting to stockholders of record of the Corporation entitled to vote at the meeting, their duly authorized proxies or other such persons as the chairman of the meeting may determine; (d) limiting participation at the meeting on any matter to stockholders of record of the Corporation entitled to vote on such matter, their duly authorized proxies or other such persons as the chairman of the meeting may determine to recognize and, as a condition to recognizing any such participant, requiring such participant to provide the chairman of the meeting with evidence of his or her name and affiliation, whether he or she is a stockholder or a proxy for a stockholder, and the class and series and number of shares of each class and series of capital stock of the Corporation which are owned beneficially and/or of record by such stockholder; (e) limiting the time allotted to questions or comments by participants; (f) determining when the polls should be opened and closed for voting; (g) taking such actions as are necessary or appropriate to maintain order, decorum, safety and security at the meeting; (h) removing any stockholder who refuses to comply with meeting procedures, rules or guidelines as established by the chairman of the meeting; and (i) complying with any state and local laws and regulations concerning safety and security. Unless otherwise determined by the chairman of the meeting, meetings of stockholders shall not be required to be held in accordance with the rules of parliamentary procedure.

SECTION 9. LISTS OF STOCKHOLDERS. The Corporation shall prepare, at least ten (10) days before every meeting of stockholders, a complete list of the stockholders entitled to vote at the meeting, arranged in alphabetical order, showing the address of each stockholder and the number and class of shares registered in the name of each stockholder. Nothing contained in this Section 9 shall require the Corporation to include electronic mail addresses or other electronic contact information on such list. Such list shall be open to the examination of any stockholder, for any purpose germane to the meeting for a period of at least ten (10) days prior to the meeting: (a) on a reasonably accessible electronic network, provided that the information required to gain access to such list is provided with the notice of the meeting, or (b) during ordinary business hours, at the principal place of business of the Corporation. In the event that the Corporation determines to make the list available on an electronic network, the Corporation may take reasonable steps to ensure that such information is available only to stockholders of the Corporation. If the meeting is to be held at a physical location, then the list shall be produced and kept at the time and place of the meeting during the whole time thereof, and may be inspected by any stockholder who is present. If the meeting is to be held solely by means of remote communications, then the list shall be open to the examination of any stockholder during the whole time of the meeting on a reasonably accessible electronic network, and the information required to access such list shall be provided with the notice of the meeting. The stock ledger shall be the only evidence as to who are the stockholders entitled to examine the stock ledger, the list required by this Section 9 or the books of the Corporation, or to vote in person or by proxy at any meeting of stockholders.

SECTION 10. ACTION WITHOUT A MEETING. Unless otherwise provided by the Certificate, any action required by applicable law to be taken at any annual or special meeting of stockholders, or any action which may be taken at such meetings, may be taken without a meeting, without prior notice and without a vote, if a consent in writing, setting forth the action so taken, shall be signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote were present and voted. Prompt notice of the taking of the corporate action without a meeting by less than unanimous written consent shall be given to those stockholders who have not consented in writing.

SECTION 11. ADJOURNMENT. At any meeting of the stockholders of the Corporation, whether annual or special, the chairman of the meeting or the holders of a majority of the votes entitled to be cast by the stockholders who are present in person, by remote communication, if applicable, or represented by proxy may adjourn the meeting from time to time, without notice other than announcement at the meeting of the date, time and place of the adjourned meeting, whether or not a quorum is present. At any such adjourned meeting at which a quorum may be present, any business may be transacted which might have been transacted at the meeting as originally called. If the adjournment is for more than thirty (30) days or if after the adjournment a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting.

SECTION 12. NOTICE OF STOCKHOLDER PROPOSALS.

(a) At any annual meeting of the stockholders, only such business (other than nominations of persons for election to the Board which shall be made in accordance with the procedures set forth in Section 17 of these Bylaws) shall be conducted as shall have been properly brought before such meeting. To be properly brought before an annual meeting, business must be (i) specified in the notice of meeting (or any supplement thereto) given by or at the direction of the Board, (ii) otherwise properly brought before the meeting by or at the direction of the Board, or (iii) otherwise properly and timely brought before the meeting by any stockholder of the Corporation in compliance with the notice procedures and other provisions of this Section 12.

(b) For business to be properly brought before an annual meeting by a stockholder, such business must be a proper subject for stockholder action under the DGCL and other applicable law, as determined by a Co-Chairman of the Board or such other person as is presiding over the meeting, and such stockholder (i) must be a stockholder of record on the date of the giving of the notice provided for in this Section 12 and on the record date for the determination of stockholders entitled to vote at such annual meeting, (ii) must be entitled to vote at such annual meeting, and (iii) must comply with the notice procedures set forth in this Section 12. In addition to any other applicable requirements, for business to be properly brought before an annual meeting by a stockholder, such stockholder must have given timely notice thereof in proper written form to the Secretary.

(c) To be timely, a stockholder’s notice must be delivered to, or mailed and received by, the Secretary of the Corporation (the “Secretary”) at the principal executive offices of the Corporation not earlier than the close of business on the one hundred twentieth (120th) calendar day, and not later than the close of business on the ninetieth (90th) calendar day, prior to the first anniversary of the immediately preceding year’s annual meeting of stockholders; provided, however, that in the event that no annual meeting was held in the previous year or the annual meeting is called for a date that is more than thirty (30) calendar days earlier or more than sixty (60) calendar days later than such anniversary date, notice by the stockholder in order to be timely must be so delivered or received not earlier than the close of business on the one hundred twentieth (120th) calendar day prior to the date of such annual meeting and not later than the close of business on the later of the ninetieth (90th) calendar day prior to the date of such annual meeting or, if the first public disclosure of the date of such annual meeting is less than one hundred (100) calendar days prior to the date of such annual meeting, the tenth (10th) calendar day following the day on which public disclosure of the date of such annual meeting is first made by the Corporation. In no event shall any adjournment or postponement of an annual meeting or the public disclosure thereof commence a new time period (or extend any time period) for the giving of a stockholder’s notice as described above.

(d) To be in proper written form, a stockholder’s notice to the Secretary shall set forth in writing, as to each matter the stockholder proposes to bring before the meeting, the following: (i) a description of the business desired to be brought before the meeting, including the text of the proposal or business and the text of any resolutions proposed for consideration; (ii) the name and record address, as they appear on the Corporation’s stock ledger, of such stockholder and the name and address of any Stockholder Associated Person; (iii) (A) the class and series and number of shares of each class and series of capital stock of the Corporation which are, directly or indirectly, owned beneficially and/or of record by such stockholder or any Stockholder Associated Person, documentary evidence of such record or beneficial ownership, and the date or dates such shares were acquired and the investment intent at the time such shares were acquired, (B) any Derivative Instrument directly or indirectly owned beneficially by such stockholder or any Stockholder Associated Person and any other direct or indirect right held by such stockholder or any Stockholder Associated Person to profit from, or share in any profit derived from, any increase or decrease in the value of shares of the Corporation, (C) any proxy, contract, arrangement, understanding, or relationship pursuant to which such stockholder or any Stockholder Associated Person has a right to vote any securities of the Corporation, (D) any Short Interest indirectly or directly held by such stockholder or any Stockholder Associated Person in any security issued by the Corporation, (E) any rights to dividends on the shares of the Corporation owned beneficially by such stockholder or any Stockholder Associated Person that are separated or separable from the underlying securities of the Corporation, (F) any proportionate interest in securities of the Corporation or Derivative Instruments held, directly or indirectly, by a general or limited partnership in which such stockholder or any Stockholder Associated Person is a general partner or, directly or indirectly, beneficially owns an interest in a general partner, and (G) any performance-related fees (other than an asset-based fee) that such stockholder or any Stockholder Associated Person is entitled to based on any increase or decrease in the value of securities of the Corporation or Derivative Instruments, if any, as of the date of such notice, including without limitation any such interests held by members of such stockholder’s or any Stockholder Associated Person’s immediate family sharing the same household (which information, in each case, shall be supplemented by such stockholder and any Stockholder Associated Person not later than ten (10) calendar days after the record date for the meeting to disclose such ownership as of the record date); (iv) a description of all arrangements or understandings between such stockholder and/or any Stockholder Associated Person and any other person or persons (naming such person or persons) in connection with the proposal of such business by such stockholder; (v) any material interest of such stockholder or any Stockholder Associated Person in such business, individually or in the aggregate, including any anticipated benefit to such stockholder or any Stockholder Associated Person therefrom; (vi) a representation from such stockholder as to whether the stockholder or any Stockholder

Associated Person intends or is part of a group which intends (1) to deliver a proxy statement and/or form of proxy to holders of at least the percentage of the Corporation’s outstanding capital stock required to approve or adopt the proposal and/or (2) otherwise to solicit proxies from stockholders in support of such proposal; (vii) a representation that such stockholder is a holder of record of stock of the Corporation entitled to vote at such meeting, that such stockholder intends to vote such stock at such meeting, and that such stockholder intends to appear at the meeting in person or by proxy to bring such business before such meeting; (viii) whether and the extent to which any agreement, arrangement or understanding has been made, the effect or intent of which is to increase or decrease the voting power of such stockholder or any Stockholder Associated Person with respect to any securities of the Corporation, without regard to whether such transaction is required to be reported on a Schedule 13D or other form in accordance with Section 13(d) of the Exchange Act or any successor provisions thereto and the rules and regulations promulgated thereunder; (ix) in the event that such business includes a proposal to amend these Bylaws, the complete text of the proposed amendment; and (x) such other information regarding each matter of business to be proposed by such stockholder, regarding the stockholder in his or her capacity as a proponent of a stockholder proposal, or regarding any Stockholder Associated Person, that would be required to be disclosed in a proxy statement or other filings required to be made with the U.S. Securities and Exchange Commission (the “SEC”) in connection with the solicitations of proxies for such business pursuant to Section 14 of the Exchange Act (or pursuant to any law or statute replacing such section) and the rules and regulations promulgated thereunder. “Stockholder Associated Person” of a stockholder shall include (x) any person controlling, directly or indirectly, or acting in concert with, such stockholder, (y) any beneficial owner of shares of stock of the Corporation owned of record or beneficially by such stockholder and (z) any person directly or indirectly controlling, controlled by or under common control with such Stockholder Associated Person.

(e) If the information submitted pursuant to this Section 12 by any stockholder proposing business for consideration at an annual meeting shall be inaccurate to any material extent, such information may be deemed not to have been provided in accordance with this Section 12. Upon written request by the Secretary, the Board or any committee thereof, any stockholder proposing business for consideration at an annual meeting shall provide, within seven (7) business days of delivery of such request (or such longer period as may be specified in such request), written verification, satisfactory in the discretion of the Board, any committee thereof or any authorized officer of the Corporation, to demonstrate the accuracy of any information submitted by the stockholder pursuant to this Section 12. If a stockholder fails to provide such written verification within such period, the information as to which written verification was requested may be deemed not to have been provided in accordance with this Section 12.

(f) For purposes of these Bylaws, “public disclosure” shall be deemed to include a disclosure made in a (i) press release reported by the Dow Jones News Service, Reuters Information Service, Associated Press or any comparable or successor national news wire service, or (ii) in a document filed by the Corporation with the SEC pursuant to Section 13, 14 or 15(d) of the Exchange Act or any successor provisions thereto.

(g) No business (other than nominations of persons for election to the Board which shall be made in accordance with the procedures set forth in Section 17 of these Bylaws) shall be conducted at the annual meeting of stockholders except business brought before the annual meeting in accordance with the procedures set forth in this Section 12.

(h) Except as otherwise required by the DGCL and other applicable law, the Certificate or these Bylaws, a Co-Chairman of the Board or other person presiding at an annual meeting shall have the power and duty (i) to determine whether any business proposed to be brought before the annual meeting was properly brought before the meeting in accordance with the procedures set forth in this Section 12, including whether the stockholder or any Stockholder Associated Person on whose behalf the proposal is made, solicited (or is part of a group which solicited) or did not so solicit, as the case may be, proxies in support of such stockholder’s proposal in compliance with such stockholder’s representation as required by this Section 12, and (ii) if any proposed business was not brought in compliance with this Section 12, to declare that such proposal is defective and shall be disregarded.

(i) In addition to the provisions of this Section 12, a stockholder shall also comply with all applicable requirements of the DGCL, other applicable law and the Exchange Act, and the rules and regulations thereunder, with respect to the matters set forth herein, provided, however, that any references in these Bylaws to the Exchange Act or the rules promulgated thereunder are not intended to and shall not limit the requirements applicable to stockholder proposals to be considered pursuant to Section 12(a)(iii) of these Bylaws.

(j) Nothing in this Section 12 shall be deemed to affect any rights (i) of stockholders to request the inclusion of proposals in the Corporation’s proxy statement pursuant to Rule 14a-8 under the Exchange Act, or (ii) of the holders of any series of preferred stock to elect directors pursuant to any applicable provision of the Certificate.

(k) Notwithstanding anything in this Section 12 to the contrary, a stockholder intending to nominate one or more persons for election as a director at any meeting of stockholders must comply with Section 17 of these Bylaws for any such nomination to be properly brought before such meeting.

(l) Notwithstanding anything in this Section 12 to the contrary, the requirements of this Section 12 shall not apply to the exercise by Amneal of its rights to designate persons for nomination for election to the Board pursuant to the Second Amended and Restated Stockholders Agreement, dated as of December 16, 2017 (as amended from time to time, the “Stockholders Agreement”), among the Corporation and each of the Amneal Group Members (as defined therein). For purposes of these Bylaws, the term “Amneal” is used as defined in Article Fourteenth of the Certificate.

(m) Notwithstanding anything in this Section 12 to the contrary, the requirements of this Section 12 shall not apply to the exercise by the holders of Class B-1 Common Stock of the Corporation of their rights to designate a person for nomination for election to the Board pursuant to the Certificate.

(n) Notwithstanding anything in these Bylaws to the contrary, if a stockholder who has submitted a written notice of intention to propose business at a meeting of stockholders (or a qualified representative of the stockholder) does not appear at the annual or special meeting of stockholders of the Corporation to present the business, such business shall be disregarded notwithstanding that proxies in respect of such vote may have been received by the Corporation. For purposes of this Section 12, to be considered a qualified representative of the stockholder, a person must be a duly authorized officer, manager or partner of such stockholder or must be authorized by a writing executed by such stockholder or an electronic transmission delivered by such stockholder to act for such stockholder as proxy at the meeting of stockholders and such person must produce such writing or electronic transmission, or a reliable reproduction of the writing or electronic transmission, at the meeting of stockholders.

ARTICLE III

BOARD OF DIRECTORS

SECTION 13. POWERS. The property, business and affairs of the Corporation shall be managed by, or under the direction of, the Board. The Board may exercise all such powers of the Corporation and do all such lawful acts and things as are not by statute, regulation, the Certificate or these Bylaws directed or required to be exercised or done by the stockholders.

SECTION 14. NUMBER. The authorized number of directors shall be no less than one nor more than fifteen. Within the foregoing limits and subject to the provisions of the Stockholders Agreement, the number of directors shall be fixed from time to time by resolution adopted by the Board.

SECTION 15. TERM. The Board shall be elected by the stockholders at their annual meeting, and each director shall be elected to serve for the term of one year and until his successor shall be elected and qualify or until his earlier death, resignation or removal. No decrease in the number of directors constituting the Board shall shorten the term of any incumbent director.

SECTION 16. QUALIFICATIONS.

(a) Each director shall be at least 21 years of age. Directors need not be stockholders of the Corporation.

(b) Each director and nominee for election as a director of the Corporation must deliver to the Secretary at the principal office of the Corporation a written questionnaire with respect to the background and qualifications of such person (which questionnaire shall be provided by the Secretary upon written request and approved from time to time by the Board or its Nominating and Corporate Governance Committee) and a written representation and agreement (in the form provided by the Secretary upon written request) (the “Prospective Director Agreement”). The Prospective Director Agreement (i) shall provide that such person (A) is not and will not become a party to (1) any agreement, arrangement or understanding with, and has not given any commitment or assurance to, any person or entity as to how such person, if such person is at the time a director or is subsequently elected as a director of the Corporation, will act or vote on any issue or question (a “Voting Commitment”) that has not been disclosed to the Corporation, or (2) any Voting Commitment that could limit or interfere with such person’s ability to comply, if such person is at the time a director or is subsequently elected as a director of the Corporation, with such person’s duties as a director under applicable law, (B) is not and will not become a party to any agreement, arrangement or understanding with any person or entity other than the Corporation with respect to any direct or indirect compensation, reimbursement or indemnification in connection with service or action as a director that has not been disclosed therein, and (C) would be in compliance, if elected as a director of the Corporation, and will, if such person is at the time a director or is subsequently elected as a director of the Corporation, comply with, all applicable corporate governance, conflicts of interest, confidentiality, corporate opportunities, securities ownership and stock trading policies, and other policies and guidelines of the Corporation (copies of which shall be provided by the Secretary upon written request), and (ii) shall include, if such person is at the time a director or is subsequently elected as a director of the Corporation, such person’s irrevocable resignation as a director if such person is found by a court of competent jurisdiction to have breached the Prospective Director Agreement in any material respect.

SECTION 17. NOTICE OF NOMINATIONS FOR DIRECTORS.

(a) Annual Meetings of Stockholders.

(1) Nominations of persons for election to the Board at an annual meeting of stockholders may be made (A) by or at the direction of the Board or a committee appointed by the Board, or (B) by any stockholder of the Corporation (i) who is a stockholder of record on the date of the giving of the notice provided for in this Section 17(a), on the record date for the determination of the stockholders entitled to vote at such annual meeting of stockholders and at the time of such annual meeting of stockholders, (ii) who is entitled to vote at the annual meeting of stockholders, and (iii) who complies with the notice procedures set forth in this Section 17(a) as to such nominations, including, but not limited to, the procedures regarding such notice’s timeliness and required form.

(2) For a stockholder’s notice of nomination of persons for election to the Board at an annual meeting of stockholders to be brought before an annual meeting by a stockholder pursuant to Section 17(a)(1)(B) of these Bylaws, the stockholder must have given timely notice thereof, in proper written form, to the Secretary. To be considered timely, a stockholder’s notice of nomination must be delivered to, or mailed and received by, the Secretary at the principal executive offices of the Corporation not earlier than the close of business on the one hundred twentieth (120th) calendar day, and not later than the close of business on the ninetieth (90th) calendar day, prior to the first anniversary of the immediately preceding year’s annual meeting; provided, however, that in the event that no annual meeting was held in the previous year or the annual meeting is called for a date that is more than thirty (30) calendar days earlier or more than sixty (60) calendar days later than such anniversary date, notice by the stockholder in order to be timely must be so delivered or received not earlier than the close of business on the one hundred twentieth (120th) calendar day prior to the date of such annual meeting and not later than the close of business on the later of the ninetieth (90th) calendar day prior to the date of such annual meeting or, if the first public disclosure of the date of such annual meeting is less than one hundred (100) calendar days prior to the date of such annual meeting, the tenth (10th) calendar day following the day on which public disclosure of the date of such annual meeting is first made by the Corporation. In no event shall any adjournment or postponement of an annual meeting or the public disclosure thereof commence a new time period (or extend any time period) for the giving of a stockholder’s notice as described above.

To be in proper written form, a stockholder’s notice of nomination to the Secretary (whether given pursuant to this Section 17(a) or Section 17(b) of these Bylaws) shall set forth in writing the following: (a) as to each person whom the stockholder proposes to nominate for election or reelection as a director (i) the name, age, business address and residence address of such person; (ii) the principal occupation and employment of such person; (iii) the class and series and number of shares of each class and series of capital stock of the Corporation which are owned beneficially or of record by such person (which information shall be supplemented not later than ten (10) calendar days after the record date for the meeting to disclose such ownership as of the record date); (iv) such person’s executed written consent to being named in the Corporation’s proxy statement as a nominee and to serving as a director if elected; (v) all information relating to such person that would be required to be disclosed in a proxy statement or other filings required to be made with the SEC in connection with the solicitation of proxies for the election of directors in a contested election pursuant to Section 14 of the Exchange Act (or pursuant to any law or statute replacing such section), and the rules and regulations promulgated thereunder; (vi) a description of all direct and indirect compensation and other material monetary agreements, arrangements and understandings during the past three years, and any other material relationships, between or among such person being nominated, on the one hand, and the stockholder and any Stockholder Associated Person, on the other hand, including, without limitation all information that would be required to be disclosed pursuant to Item 404 promulgated under Regulation S-K of the Exchange Act if the stockholder making the nomination and any Stockholder Associated Person were the “registrant” for purposes of such rule and the person being nominated were a director or executive officer of such registrant; and (vii) the information, questionnaire and agreement required under Section 16 of these Bylaws; and (b) as to the stockholder giving the notice (i) the name and record address of such stockholder, as they appear on the Corporation’s stock ledger, and the name and address of any Stockholder Associated Person; (ii) (A) the class and series and number of shares of each class and series of capital stock of the Corporation which are, directly or indirectly, owned beneficially and/or of record by such stockholder or any Stockholder Associated Person, documentary evidence of such record or beneficial ownership, and the date or dates such shares were acquired and the investment intent at the time such shares were acquired, (B) any Derivative Instrument directly or indirectly owned beneficially by such stockholder or any Stockholder Associated Person and any other direct or indirect right held by such stockholder or any Stockholder Associated Person to profit from, or share in any profit derived from, any increase or decrease in the value of shares of the Corporation, (C) any proxy, contract, arrangement, understanding, or relationship pursuant to which such stockholder or any Stockholder Associated Person has a right to vote any shares of any security of the Corporation, (D) any Short Interest indirectly or directly held by such stockholder or any Stockholder Associated Person in any security issued by the Corporation, (E) any rights to dividends on the shares of the Corporation owned beneficially by such stockholder or any Stockholder Associated Person that are separated or separable from the underlying shares of the Corporation, (F) any proportionate interest in shares of the Corporation or Derivative Instruments held, directly or indirectly, by a general or limited partnership in which such stockholder or any Stockholder Associated Person is a general partner or, directly or indirectly, beneficially owns an interest in a general partner, and (G) any performance-related fees (other than an asset-based fee) that such stockholder or any Stockholder Associated Person is entitled to based on any increase or decrease in the value of shares of the Corporation or Derivative Instruments, if any, as of the date of such notice, including without limitation any such interests held by members of such stockholder’s or any Stockholder Associated Person’s immediate family sharing the same household (which information shall, in each case, be supplemented by such stockholder and any Stockholder Associated Person not later than ten (10) calendar days after the record date for the meeting to disclose such ownership as of the record date); (iii) a description of all arrangements or understandings between such stockholder or any Stockholder Associated Person and each proposed nominee and any other person or persons (naming such person or persons) pursuant to which the nomination(s) are to be made by such stockholder; (iv) any material interest of such stockholder or any Stockholder Associated Person in the election of such proposed nominee, individually or in the aggregate, including any anticipated benefit to the stockholder or any Stockholder Associated Person therefrom; (v) a representation that such stockholder is a holder of record of stock of the Corporation entitled to vote at such meeting and that such stockholder intends to appear in person or by proxy at the meeting to nominate the person or persons named in its notice; (vi) a representation from the stockholder as to whether the stockholder or any Stockholder Associated Person intends or is part of a group which intends (A) to deliver a proxy statement and/or form of proxy to holders of at least the percentage of the Corporation’s outstanding capital stock required to elect the person proposed as a nominee and/or (B) otherwise to solicit proxies from stockholders in support of the election of such person; (vii) whether and the extent to which any agreement, arrangement or understanding has been made, the effect or intent of which is to increase or decrease the voting power of such stockholder or such Stockholder Associated Person with respect to any shares of the capital stock of the Corporation, without regard to whether such transaction is required to be reported on a Schedule 13D or other form in accordance with Section 13(d) of the Exchange Act or any successor provisions thereto and the rules and regulations promulgated thereunder; and (viii) any other information relating to such stockholder and any Stockholder Associated Person that would be required to be disclosed in a proxy statement or other filings required to be made with the SEC in connection with solicitations of proxies for the election of directors in a contested election pursuant to Section 14 of the Exchange Act (or pursuant to any law or statute replacing such section) and the rules and regulations promulgated thereunder. In addition to the information required above, the Corporation may require any proposed nominee to furnish such other information as may reasonably be required by the Corporation to determine the eligibility of such proposed nominee to serve as an independent director of the Corporation or that could be material to a reasonable stockholder’s understanding of the independence, or lack thereof, of such nominee.

(3) Notwithstanding anything in this Section 17 to the contrary, in the event that the number of directors to be elected to the Board at an annual meeting of the stockholders is increased and there is no public disclosure by the Corporation, naming all of the nominees for directors or specifying the size of the increased Board, at least ninety (90) calendar days prior to the first anniversary of the date of the immediately preceding year’s annual meeting, a stockholder’s notice required by this Section 17 shall also be considered timely, but only with respect to nominees for any new positions created by such increase, if it shall be delivered to, or mailed and received by, the Secretary at the principal executive offices of the Corporation not later than the close of business on the tenth (10th) calendar day following the day on which such public disclosure is first made by the Corporation.

(b) Special Meetings of Stockholders. Nominations of persons for election to the Board may be made at a special meeting of stockholders at which directors are to be elected

(i) pursuant to the Corporation’s notice of meeting, (ii) by or at the direction of the Board, or (iii) provided that the Board, has determined that directors shall be elected at such meeting, by any stockholder of the Corporation who (A) is a stockholder of record at the time of giving of notice provided for in this Section 17(b), (B) is a stockholder of record on the record date for the determination of the stockholders entitled to vote at such meeting, (C) is a stockholder of record at the time of such meeting, (D) is entitled to vote at such meeting, and (E) complies with the notice procedures set forth in this Section 17(b) as to such nomination. In the event the Corporation calls a special meeting of stockholders for the purpose of electing one or more directors to the Board, any such stockholder may nominate a person or persons (as the case may be) for election to such position(s) as specified in the Corporation’s notice of meeting, if the proper form of stockholder’s notice required by Section 17(a)(2) of these Bylaws with respect to any nomination shall be delivered to the Secretary at the principal executive offices of the Corporation not earlier than the close of business on the one hundred twentieth (120th) calendar day prior to the date of such special meeting and not later than the close of business on the later of the ninetieth (90th) calendar day prior to the date of such special meeting or, if the first public disclosure made by the Corporation of the date of such special meeting is less than one hundred (100) days prior to the date of such special meeting, not later than the tenth (10th) calendar day following the day on which public disclosure is first made of the date of the special meeting at which directors are to be elected. In no event shall any adjournment or postponement of a special meeting or the public disclosure thereof commence a new time period (or extend any time period) for the giving of a stockholder’s notice as described above.

(c) General.

(1) If the information submitted pursuant to this Section 17 by any stockholder proposing a nominee for election as a director at a meeting of stockholders shall be inaccurate to any material extent, such information may be deemed not to have been provided in accordance with this Section 17. Upon written request by the Secretary, the Board or any committee thereof, any stockholder proposing a nominee for election as a director at a meeting shall provide, within seven (7) business days of delivery of such request (or such longer period as may be specified in such request), written verification, satisfactory in the discretion of the Board, any committee thereof or any authorized officer of the Corporation, to demonstrate the accuracy of any information submitted by the stockholder pursuant to this Section 17. If a stockholder fails to provide such written verification within such period, the information as to which written verification was requested may be deemed not to have been provided in accordance with this Section 17.

(2) No person shall be eligible for election as a director of the Corporation at any meeting of stockholders unless nominated in accordance with the procedures set forth in this Section 17.

(3) Notwithstanding anything in these Bylaws to the contrary, if a stockholder who has submitted a written notice of intention to propose a nominee for election as a director at a meeting of stockholders (or a qualified representative of the stockholder) does not appear at the annual or special meeting of stockholders of the Corporation to present the nomination, such nomination shall be disregarded notwithstanding that proxies in respect of such vote may have been received by the Corporation. For purposes of this Section 17, to be considered a qualified representative of the stockholder, a person must be a duly authorized officer, manager or partner of such stockholder or must be authorized by a writing executed by such stockholder or an electronic transmission delivered by such stockholder to act for such stockholder as proxy at the meeting of stockholders and such person must produce such writing or electronic transmission, or a reliable reproduction of the writing or electronic transmission, at the meeting of stockholders.

(4) Except as otherwise required by the DGCL and other applicable law, the Certificate or these Bylaws, a Co-Chairman of the Board or other person presiding at the meeting shall have the power and duty (A) to determine whether any nomination proposed to be brought before the meeting was properly made in accordance with the procedures set forth in this Section 17, including whether the stockholder or any Stockholder Associated Person on whose behalf the nomination is made, solicited (or is part of a group which solicited) or did not so solicit, as the case may be, proxies in support of the election of such stockholder’s nominee(s) in compliance with such stockholder’s representation as required by this Section 17, and (B) if any proposed nomination was not made in compliance with this Section 17, to declare that such nomination is defective and shall be disregarded.

(5) In addition to the provisions of this Section 17, a stockholder shall also comply with all applicable requirements of the DGCL, other applicable law and the Exchange Act, and the rules and regulations thereunder, with respect to the matters set forth herein, provided, however, that any references in these Bylaws to the Exchange Act or the rules promulgated thereunder are not intended to and shall not limit the applicable requirements for nominations by stockholders to be considered pursuant to Section 17(a) or Section 17(b) of these Bylaws.

(6) Nothing in this Section 17 shall be deemed to affect any rights of the holders of any series of Preferred Stock, if and to the extent provided for, under applicable law, the Certificate or these Bylaws.

(7) Notwithstanding anything in this Section 17 to the contrary, the requirements of this Section 17 shall not apply to the exercise by Amneal of its rights to designate persons for nomination for election to the Board pursuant to the Stockholders Agreement.

(8) Notwithstanding anything in this Section 17 to the contrary, the requirements of this Section 17 shall not apply to the exercise by the holders of Class B-1 Common Stock of the Corporation of their rights to designate a person for nomination for election to the Board pursuant to the Certificate.

SECTION 18. RESIGNATIONS. Any director may resign at any time by giving written notice thereof to the Board, a Co-Chairman of the Board, the Chief Executive Officer or the Secretary. Such resignation shall take effect at the time specified therein or, if the time is not specified therein, upon receipt thereof; and, unless otherwise specified therein, the acceptance of such resignation shall not be necessary to make it effective.

SECTION 19. REMOVAL. Subject to the provisions of the Stockholders Agreement and the Certificate, any director or the entire Board may be removed, either for or without cause, at any time, by the affirmative vote of the holders of a majority of the shares entitled to vote at an election of directors at any annual or special meeting of the stockholders called for that purpose. For purposes of this Section 19, “cause” shall mean (a) a final conviction of a felony involving moral turpitude, or (b) willful misconduct that is materially and demonstrably injurious economically to the Corporation. For purposes of this definition of “cause,” no act, or failure to act, by a director shall be considered “willful” unless committed in bad faith and without a reasonable belief that the act or failure to act was in the best interest of the Corporation or any affiliate of the Corporation. “Cause” shall not exist unless and until the Corporation has delivered to the director a written notice of the director’s failure to act that constitutes “cause” and, if cure is possible, such director shall not have cured such act or omission within ninety (90) days after the delivery of such notice.

SECTION 20. VACANCIES AND NEWLY CREATED DIRECTORSHIPS. Subject to the provisions of the Stockholders Agreement and the Certificate, vacancies in the Board, whether resulting from death, resignation, disqualification, removal or other causes, and any newly created directorships resulting from any increase in the number of directors, shall, unless the Board determines by resolution that any such vacancy or newly created directorships shall be filled by the stockholders, be filled only by the affirmative vote of a majority of the directors then in office, even though less than a quorum, or by a sole remaining director. Any director elected in accordance with the preceding sentence shall hold office for the remainder of the full term of the director for which the vacancy was created or occurred and until such director’s successor shall have been elected and qualified, except in the event of his or her earlier death, resignation, disqualification or removal.

SECTION 21. MEETINGS.

(a) Organizational Meetings. The newly elected directors shall hold their first meeting to organize the Corporation, elect officers and transact any other business which may properly come before the meeting. An annual organizational meeting of the Board shall be held immediately after each annual meeting of the stockholders, or at such time and place as may be noticed for the meeting.

(b) Regular Meetings. Regular meetings of the Board may be held without notice at such places and times as shall be determined from time to time by resolution of the directors.

(c) Special Meetings and Notice to Directors. Special meetings of the Board shall be called by a Co-Chairman of the Board, the Chief Executive Officer or by the Secretary on the written request of any director with at least forty eight (48) hours’ notice to each director and shall be held at such place as may be determined by the person or persons calling the meeting or as shall be stated in the notice of the meeting. Any notice to directors may be given by telecopier, telephone or other means of electronic transmission.

SECTION 22. QUORUM, VOTING AND ADJOURNMENT. A majority of the total number of directors or any committee thereof, but not less than one (1), shall constitute a quorum for the transaction of business. Subject to the provisions of the Stockholders Agreement, the affirmative vote of a majority of the directors present at a meeting at which a quorum is present shall be the act of the Board, unless a different vote is required by applicable law, the Certificate or these Bylaws. In the absence of a quorum, a majority of the directors present thereat may adjourn such meeting to another time and place. Notice of such adjourned meeting need not be given if the time and place of such adjourned meeting are announced at the meeting so adjourned.

SECTION 23. COMMITTEES. Subject to the provisions of the Stockholders Agreement, the Board may designate one or more committees, including but not limited to an Executive Committee and an Audit Committee, each such committee to consist of one or more of the directors of the Corporation. The Board may designate one or more directors as alternate members of any committee to replace any absent or disqualified member at any meeting of the committee. Subject to the provisions of the Stockholders Agreement, any such committee, to the extent provided in the resolution of the Board and to the extent permitted by applicable law, shall have and may exercise all the powers and authority of the Board in the management of the business and affairs of the Corporation and may authorize the seal of the Corporation to be affixed to all papers which may require it; but no such committee shall have the power or authority to amend the Certificate, adopt an agreement of merger or consolidation, recommend to the stockholders the sale, lease or exchange of all or substantially all of the Corporation’s properties and assets, recommend to the stockholders a dissolution of the Corporation or a revocation of a dissolution or to amend these Bylaws. Unless a resolution of the Board expressly provides, no such committee shall have the power or authority to declare a dividend or to authorize the issuance of stock of the Corporation. All committees of the Board shall report their proceedings to the Board when required.

SECTION 24. ACTION WITHOUT A MEETING. Unless otherwise restricted by the Certificate or these Bylaws, any action required or permitted to be taken at any meeting of the Board or of any committee thereof may be taken without a meeting if all members of the Board or any committee thereof consent thereto in writing, or by electronic transmission, and the writing or writings or electronic transmissions are filed with the minutes of proceedings of the Board or committee. Such filing shall be in paper form if the minutes are maintained in paper form and shall be in electronic form if the minutes are maintained in electronic form.

SECTION 25. COMPENSATION. Directors shall be entitled to such compensation for their services as may be approved by the Board, including, if so approved, by resolution of the Board, a fixed sum and expenses of attendance, if any, for attendance at each regular or special meeting of the Board and at any meeting of a committee of the Board. Nothing herein contained shall be construed to preclude any Director from serving the corporation in any other capacity as an officer, agent, employee, or otherwise and receiving compensation therefor.

SECTION 26. MEETING BY ELECTRONIC COMMUNICATIONS EQUIPMENT. Any member of the Board, or of any committee thereof, may participate in a meeting by means of conference telephone or other communications equipment by means of which all persons participating in the meeting can hear each other, and participation in a meeting by such means shall constitute presence in person at such meeting.

ARTICLE IV

OFFICERS

SECTION 27. OFFICERS. The officers of the Corporation shall be two Co-Chairmen of the Board, a Chief Executive Officer, a President, a Chief Operating Officer, a Chief Financial Officer, one or more Vice-Presidents, a Secretary, a Treasurer and such other officers and assistant officers as the Board may from time to time deem advisable and appoint (which persons so appointed shall be deemed “officers” of the Corporation). Except for the Co-Chairmen, Chief Executive Officer, President, Chief Operating Officer, Chief Financial Officer and Secretary, the Board may refrain from filling any of the said offices at any time and from time to time. Any number of offices may be held by the same person. The following officers shall be elected by the Board at the time, in the manner and for such terms as the Board from time to time shall determine: Chairman of the Board, Chief Executive Officer, President, Chief Operating Officer, Chief Financial Officer and Secretary. The Chief Executive Officer may appoint such other officers and assistant officers as he may deem advisable provided such officers or assistant officers have a title no higher than Vice-President, who shall hold office for such periods as the Chief Executive Officer shall determine.

SECTION 28. CO-CHAIRMAN OF THE BOARD. Each Co-Chairman of the Board shall be a member of the Board and shall preside at all meetings of the Board and of the stockholders. In addition, each Co-Chairman of the Board shall have such powers and perform such other duties as from time to time may be assigned to him by the Board.

SECTION 29. CHIEF EXECUTIVE OFFICER. The Chief Executive Officer shall have general supervision of all of the departments and business of the Corporation; he or she shall prescribe the duties of the other officers and employees and see to the proper performance thereof. The Chief Executive Officer shall be responsible for having all orders and resolutions of the Board carried into effect. The Chief Executive Officer shall execute on behalf of the Corporation and may affix or cause to be affixed a seal to all authorized documents and instruments requiring such execution, except to the extent that signing and execution thereof shall have been delegated to some other officer or agent of the Corporation by the Board or by the Chief Executive Officer. The Chief Executive Officer shall be a member of the Board. In the absence or disability of a Co-Chairman of the Board or his or her refusal to act, the Chief Executive Officer shall preside at meetings of the Board. In general, the Chief Executive Officer shall perform all the duties and exercise all the powers and authorities incident to his or her office or as prescribed by the Board.

SECTION 30. PRESIDENT. The President shall perform such duties as customarily pertain to the office of President or are prescribed by the Board or Chief Executive Officer. In the absence, disability or refusal of the Chief Executive Officer to act, or the vacancy of such office, the President shall perform the duties and have the powers and authorities of the Chief Executive Officer.

SECTION 31. CHIEF OPERATING OFFICER. The Chief Operating Officer shall perform such duties as customarily pertain to the office of Chief Operating Officer or are prescribed by the Board, Chief Executive Officer or President. In the absence, disability or refusal of the President to act, or the vacancy of such office, the Chief Operating Officer shall perform the duties and have the powers and authorities of the President.

SECTION 32. CHIEF FINANCIAL OFFICER. The Chief Financial Officer shall be the principal financial and accounting officer of the Corporation and shall have such other duties as may be prescribed by the Board, Chief Executive Officer or President.

SECTION 33. VICE PRESIDENTS. Each Vice President, if any are elected, of whom one or more may be designated an Executive and/or Senior Vice President, shall have such powers, shall perform such duties and shall be subject to such supervision as may be prescribed by the Board, the Chief Executive Officer, the President or the Chief Operating Officer. In the event of the absence or disability of the Chief Executive Officer or the President or their refusal to act, the Vice-Presidents, in the order of their rank, and within the same rank in the order of their seniority, shall perform the duties and have the powers and authorities of the Chief Executive Officer and President, except to the extent inconsistent with applicable law.

SECTION 34. TREASURER. The Treasurer, if one is elected, shall have custody of the corporate funds, securities, evidences of indebtedness and other valuables of the Corporation and shall keep full and accurate accounts of receipts and disbursements in books belonging to the Corporation. He shall deposit all moneys and other valuables in the name and to the credit of the Corporation in such depositories as may be designated by the Board. The Treasurer shall disburse the funds of the Corporation, taking proper vouchers therefor. He shall render to the Chief Executive Officer and the Board, upon their request, a report of the financial condition of the Corporation. If required by the Board, he shall give the Corporation a bond for the faithful discharge of his duties in such amount and with such surety as the Board shall prescribe. The Treasurer shall have such further powers and perform such other duties incident to the office of Treasurer as from time to time are assigned to him by the Board.

SECTION 35. SECRETARY. The Secretary shall be the Chief Administrative Officer of the Corporation and shall: (a) cause minutes of all meetings of the stockholders and directors to be recorded and kept; (b) cause all notices required by these Bylaws or otherwise to be given properly; (c) see that the minute books, stock books, and other nonfinancial books, records and papers of the Corporation are kept properly; and (d) cause all reports, statements, returns, certificates and other documents to be prepared and filed when and as required. The Secretary shall keep a seal of the Corporation, and, when authorized by the Board, Chief Executive Officer or the President, cause the seal to be affixed to any documents and instruments requiring it. The Secretary shall act under the supervision of the Chief Executive Officer and President or such other officer as the Chief Executive Officer or President may designate. The Secretary shall have such further powers and perform such other duties as prescribed from time to time by the Board, Chief Executive Officer, President or such other supervising officer as the Chief Executive Officer or President may designate.

SECTION 36. ASSISTANT TREASURERS AND ASSISTANT SECRETARIES. Each Assistant Treasurer and each Assistant Secretary, if any are elected, shall be vested with all the powers and shall perform all the duties of the Treasurer and Secretary, respectively, in the absence or disability of such officer, unless or until the Board shall otherwise determine. In addition, Assistant Treasurers and Assistant Secretaries shall have such powers and shall perform such duties as shall be assigned to them by the Board.

SECTION 37. DELEGATION OF DUTIES. In the absence, disability or refusal of any officer to exercise and perform his duties, the Board may delegate to another officer such powers or duties.

SECTION 38. RESIGNATION. Any officer may resign at any time by giving notice in writing or by electronic transmission to the Board or to the President or to the Secretary. Any such resignation shall be effective when received by the person or persons to whom such notice is given, unless a later time is specified therein, in which event the resignation shall become effective at such later time. Unless otherwise specified in such notice, the acceptance of any such resignation shall not be necessary to make it effective. Any resignation shall be without prejudice to the rights, if any, of the Corporation under any contract with the resigning officer.

SECTION 39. REMOVAL. Subject to the provisions of the Stockholders Agreement, any officer may be removed from office at any time, either with or without cause, by the affirmative vote of a majority of the directors in office at the time, or by the unanimous written consent of the directors in office at the time, or by any duly authorized committee or, with respect to any officer other than the Chairman of the Board (if the Chairman of the Board is designated as an officer of the corporation by the Board), by the Chief Executive Officer or by other superior officers upon whom such power of removal may have been conferred by the Board.

SECTION 40. VACANCIES. Subject to the provisions of the Stockholders Agreement, the Board shall have power to fill vacancies occurring in any office.

ARTICLE V

STOCK

SECTION 41. CERTIFICATES OF STOCK. The shares of the Corporation shall be represented by certificates provided that the Board may provide by resolution or resolutions that some or all of any or all classes or series of stock shall be uncertificated shares. Every holder of stock of the Corporation represented by certificates shall be entitled to have a certificate, in such form as may be prescribed by applicable law and by the Board, representing the number of shares held by such holder registered in certificate form, and signed by, or in the name of the Corporation by two authorized officers of the Corporation including, but not limited to, the Chairman of the Board, the Chief Executive Officer, the President, a Vice President, the Treasurer, an Assistant Treasurer, the Secretary or an Assistant Secretary, certifying the number and class of shares of stock in the Corporation owned by him. Any or all of the signatures on the certificate may be a facsimile. The Board shall have the power to appoint one or more transfer agents and/or registrars for the transfer or registration of certificates of stock of any class, and may require stock certificates to be countersigned or registered by one or more of such transfer agents and/or registrars.

SECTION 42. TRANSFER OF SHARES.

(a) Shares of stock of the Corporation shall be transferable in the manner prescribed by law, the Certificate, the Stockholders Agreement and in these Bylaws. Shares of stock of the Corporation shall be transferable upon its books by the holders thereof, in person or by their duly authorized attorneys or legal representatives, upon surrender to the Corporation by delivery thereof to the person in charge of the stock and transfer books and ledgers. Such certificates shall be cancelled and new certificates shall thereupon be issued. A record shall be made of each transfer. Whenever any transfer of shares shall be made for collateral security, and not absolutely, it shall be so expressed in the entry of the transfer if, when the certificates are presented, both the transferor and transferee request the Corporation to do so.

(b) The Board shall have power and authority to make such rules and regulations as it may deem necessary or proper concerning the issue, transfer and registration of certificates for shares of stock of the Corporation.

SECTION 43. LOST CERTIFICATES. A new certificate of stock may be issued in the place of any certificate previously issued by the Corporation, alleged to have to have been lost, stolen, destroyed or mutilated, and the Board may, in their discretion, require the owner of such lost, stolen, destroyed or mutilated certificate, or his legal representative, to give the Corporation a bond, in such sum as the Board may direct, not exceeding double the value of the stock, in order to indemnify the Corporation against any claims that may be made against it in connection therewith.

SECTION 44. STOCKHOLDERS OF RECORD. The Corporation shall be entitled to treat the holder of record of any share or shares of its capital stock as the holder thereof, in fact, and shall not be bound to recognize any equitable or other claim to or interest in such shares on the part of any other person, whether or not it shall have express or other notice thereof, except as otherwise expressly provided by the DGCL or other applicable law.

SECTION 45. RECORD DATE.

(a) Record Date for Meetings of Stockholders. For the purpose of determining the stockholders entitled to notice of, or to vote at, any meeting of stockholders or any adjournment thereof, the directors may fix, in advance, a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board, and which record date shall not be more than sixty (60) days nor less than ten (10) days before the date of such meeting. If no record date is fixed, the record date for determining stockholders entitled to notice of or to vote at a meeting of stockholders shall be at the close of business on the day next preceding the day on which notice is given, or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is held. A determination of stockholders of record entitled to notice of or to vote at any meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the Board may fix a new record date for the adjourned meeting.

(b) Record Date for Payments of Dividends and Distributions. In order that the Corporation may determine the stockholders entitled to receive payment of any dividend or other distribution or allotment of any rights or the stockholders entitled to exercise any rights in respect of any change, conversion, or exchange of stock or for the purpose of any other lawful action, the Board may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted, and which record date shall be not more than sixty (60) days prior to such action. If no record date is fixed, the record date for determining stockholders for any such purpose shall be at the close of business on the day on which the Board adopts the resolution relating thereto.

(c) Record Date for Corporate Actions by Written Consent.

(i) The record date for determining stockholders entitled to express consent to corporate action in writing without a meeting shall be as fixed by the Board or as otherwise established under this Section 46(c). Any person seeking to have the stockholders authorize or take corporate action by written consent without a meeting shall, by written notice addressed to the Secretary and delivered to the Corporation, request that a record date be fixed for such purpose. The Board may fix a record date for such purpose which shall be no more than ten (10) days after the date upon which the resolution fixing the record date is adopted by the Board and shall not precede the date on which such resolution is adopted. If the Board fails within ten (10) days after the Corporation receives such notice to fix a record date for such purpose, the record date shall be the day on which the first written consent is delivered to the Corporation in the manner described in Section 46(c)(ii) below unless prior action by the Board is required under the DGCL, in which event the record date shall be at the close of business on the day on which the Board adopts the resolution taking such prior action.

(ii) (A) Each written consent purporting to take or authorizing the taking of corporate action is referred to in this Section 46(c)(ii) of these Bylaws as a “Consent”. No Consent shall be effective to take the corporate action referred to therein unless, within sixty (60) days of the first date on which a consent is so delivered to the Corporation in the manner required by this Section 46(c)(ii), Consents signed by a sufficient number of stockholders to take such action, and not revoked, are so delivered to the Corporation.

(B) A Consent shall be delivered to the Corporation by delivery to its registered office in the State of Delaware, its principal place of business, or an officer or agent of the Corporation having custody of the book in which proceedings of meetings of stockholders are recorded. Delivery to the Corporation’s registered office shall be made by hand or by certified or registered mail, return receipt requested.

(C) In the event of the delivery to the Corporation of a Consent, the Secretary shall provide for the safe-keeping of such Consent and shall promptly conduct such ministerial review of the sufficiency of the Consents and of the validity of the action to be taken by stockholder consent as he deems necessary or appropriate, including, without limitation, whether the holders of a number of shares having the requisite voting power to authorize or take the action specified in the Consent have given consent; provided, however, that if the corporate action to which the Consent relates is the removal or replacement of one or more members of the Board, the Secretary shall promptly designate two persons, who shall not be members of the Board, to serve as inspectors with respect to such Consent and such inspectors shall discharge the functions of the Secretary under this Section 45(c)(ii). If after such investigation the Secretary or the inspectors (as the case may be) shall determine that the Consent is valid and that the action therein specified has been validly authorized, that fact shall forthwith be certified on the records of the Corporation kept for the purpose of recording the proceedings of meetings of stockholders, and the Consent shall be filed in such records, at which time the Consent shall become effective as stockholder action. In conducting the investigation required by this Section 45(c)(ii), the Secretary or the inspectors (as the case may be) may, at the expense of the Corporation, retain special legal counsel and any other necessary or appropriate professional advisors, and such other personnel as they may deem necessary or appropriate to assist them, and to the fullest extent permitted by law shall be fully protected in relying in good faith upon the opinion of such counsel or advisors.

SECTION 46. DIVIDENDS. Subject to the provisions of the Certificate, the Board may at any regular or special meeting, out of funds legally available therefor, declare and pay dividends upon the stock of the Corporation. Before the declaration of any dividend, the Board may set apart, out of any funds of the Corporation available for dividends, such sum or sums as from time to time in their discretion may be deemed proper for working capital or as a reserve fund to meet contingencies or for such other purposes as shall be deemed conducive to the interests of the Corporation.

SECTION 47. FRACTIONAL SHARES. The Company shall have the complete discretion to issue fractional shares.

ARTICLE VI

NOTICE AND WAIVER OF NOTICE

SECTION 48. NOTICE. Whenever any written notice is required to be given by law, the Certificate or these Bylaws, such notice, if mailed, shall be deemed to be given when deposited in the United States mail, postage prepaid, addressed to the person entitled to such notice at his address as it appears in the books and records of the Corporation. Such notice may also be sent by electronic transmission in accordance with applicable law.

SECTION 49. WAIVER OF NOTICE. Whenever notice is required to be given under any provision of the DGCL, the Certificate or these Bylaws, a written waiver, signed by the person entitled to notice, or a waiver by electronic transmission by the person entitled to notice, whether before or after the time stated therein, shall be deemed equivalent to notice. Attendance of a person at a meeting shall constitute a waiver of notice of such meeting, except when the person attends a meeting for the express purpose of objecting at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened. Neither the business to be transacted at, nor the purpose of, any regular or special meeting of the stockholders, directors or members of a committee of directors need be specified in any written waiver of notice or any waiver by electronic transmission unless so required by the Certificate or these Bylaws.

ARTICLE VII

AMENDMENT OF BYLAWS

SECTION 50. AMENDMENT OR REPEAL BY THE BOARD. Except as otherwise provided by the DGCL or the Certificate, subject to the provisions of the Stockholders Agreement, these Bylaws may be amended or repealed, in whole or in part, by (x) the affirmative vote of not less than a majority of the Board at any regular or special meeting of the Board provided that notice of such proposed amendment or repeal to be made is included in the notice of the meeting at which such action takes place, which shall also include, without limitation, the text of any such proposed amendment and/or any resolution calling for any such amendment or repeal or (y) by unanimous written consent of the Board.

SECTION 51. AMENDMENT OR REPEAL BY STOCKHOLDERS. Any amendment to, repeal of, or adoption of any provisions inconsistent with these Bylaws, which has not previously received the approval of the Board, shall require for adoption the affirmative vote of the holders of a majority in voting power of the issued and outstanding shares present in person or represented by proxy at a meeting of stockholders and entitled to vote thereon, provided, however, that, notwithstanding anything to the contrary contained herein, any amendment to, repeal of, or adoption of any provisions inconsistent with, Sections 2, 3, 6, 12, 14, 15, 16, 17, 19, 20 and 46 of these Bylaws, this Section 52 and Article IX hereof, which has not previously received the approval of the Board shall require for adoption the affirmative vote of the holders of not less than two-thirds of the voting power of the issued and outstanding shares entitled to vote at a duly called and convened annual or special meeting of stockholders, and provided, further, that, in addition to any other notice required by these Bylaws and other applicable requirements contained herein, notice of such proposed amendment or repeal is included in the notice of the meeting at which such action takes place, which shall also include, without limitation, the text of any such proposed amendment and/or any resolution calling for any such amendment or repeal.

SECTION 52. NO CONFLICT WITH THE CERTIFICATE OF INCORPORATION. No Bylaw shall be adopted, amended or repealed so as to cause such Bylaw or these Bylaws to be inconsistent or in conflict with or violate any provision of the Certificate.

ARTICLE VIII

MISCELLANEOUS

SECTION 53. SEAL. The seal of the Corporation shall be circular in form and shall have the name of the Corporation on the circumference and the jurisdiction and year of incorporation in the center.

SECTION 54. FISCAL YEAR. The fiscal year of the Corporation shall end on December 31 of each year, or such other twelve consecutive months as the Board may designate.

SECTION 55. CORPORATE FUNDS AND CHECKS. The funds of the Corporation shall be kept in such depositories as shall from time to time be prescribed by the Board. All checks or other orders for the payment of money shall be signed by the Chief Executive Officer, President or Chief Financial Officer or such other person or agent as may from time to time be authorized and with such countersignature, if any, as may be required by the Board.

SECTION 56. CONTRACTS AND OTHER DOCUMENTS. The Chief Executive Officer or President, or such other officer or officers as may from time to time be authorized by the Board, shall have power to sign and execute on behalf of the Corporation deeds, conveyances and contracts, and any and all other documents requiring execution by the Corporation.

SECTION 57. OWNERSHIP OF STOCK OF ANOTHER CORPORATION. The Chief Executive Officer or President, or such other officer or agent as shall be authorized by the Board, shall have the power and authority, on behalf of the Corporation, to attend and to vote at any meeting of stockholders or securityholders of any corporation or entity in which the Corporation holds stock or securities and may exercise, on behalf of the Corporation, any and all of the rights and powers incident to the ownership of such stock or securities at any such meeting, including the authority to execute and deliver proxies and consents on behalf of the Corporation.

SECTION 58. SEVERABILITY. If any provision (or part thereof) of these Bylaws is illegal or unenforceable as such, such illegality or unenforceability shall not affect any other provision (or part thereof) of these Bylaws and such other provisions shall continue in full force and effect.

SECTION 59. SUBJECT TO LAW AND THE CERTIFICATE OF INCORPORATION. All rights, powers, duties and responsibilities provided for in these Bylaws, whether or not explicitly so qualified, are qualified by the provisions of the Certificate, the DGCL and any other applicable law.

SECTION 60. EMERGENCY BYLAWS. The provisions of this Section 61 shall be operative only during a national emergency declared by the President of the United States or the person performing the President’s functions, or in the event of a nuclear, atomic or other attack on the United States or a disaster or catastrophe making it impossible or impracticable for the Corporation to conduct its business without recourse to the provisions of this Section 61. Said provisions in such event shall override all other Bylaws or the Corporation in conflict with any provisions of this Section 61, and shall remain operative so long as it remains impossible or impracticable to continue the business of the Corporation otherwise, but thereafter shall be inoperative; provided, however, that all actions taken in good faith pursuant to such provisions shall thereafter remain in full force and effect unless and until revoked by action taken pursuant to the provisions of the Bylaws other than those contained in this Section 61.

(a) A meeting of the Board or of any committee thereof may be called by any officer or director upon one hour’s notice to all persons entitled to notice whom, in the sole judgment of the notifier, it is feasible to notify;

(b) The director or directors in attendance at the meeting of the Board or of any committee thereof shall constitute a quorum; and

(c) These Bylaws may be amended or repealed, in whole or in part, by a majority vote of the directors attending any meeting of the Board, provided such amendment or repeal shall only be effective for the duration of such emergency.